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                           CONVERSION APPRAISAL REPORT
                        GUARANTY FEDERAL BANCSHARES, INC.

                          PROPOSED HOLDING COMPANY FOR
                          GUARANTY FEDERAL SAVINGS BANK

                              Springfield, Missouri


                                  Dated As Of:
                                September 5, 1997

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                                  Prepared By:

                                RP Financial, LC.
                             1700 North Moore Street
                                   Suite 2210
                            Arlington, Virginia 22209

RP Financial, LC.
---------------------------------------
Financial Services Industry Consultants





                                                               September 5, 1997


Board of Directors
Guaranty Federal Bancshares, M.H.C.
Guaranty Federal Savings Bank
1341 West Battlefield
Springfield, Missouri  65807

Gentlemen:

         At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be issued by Guaranty Federal Bancshares, Inc. (the "Holding Company"), in connection with the mutual-to-stock conversion of Guaranty Federal Bancshares, M.H.C., Springfield, Missouri (the "Mutual Holding Company"). The Mutual Holding Company currently has a majority ownership interest in, and its principal asset consists of, the common stock of Guaranty Federal Savings Bank, Springfield, Missouri, ("Guaranty" or the "Bank"). It is our understanding that the Holding Company will offer its stock to depositors, the Bank's employee stock ownership plan ("ESOP"), members of the local community and the public at large.

         This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS"), which have been adopted in practice by the Federal Deposit Insurance Corporation ("FDIC"), including the most recent revisions as of October 21, 1994, and applicable regulatory interpretations thereof.


Description of Reorganization
-----------------------------

         The Boards of Directors of the Bank and the Mutual Holding Company have adopted Plan of Conversion pursuant to which the Mutual Holding Company will convert from a federally-chartered mutual holding company to a Delaware stock corporation. In the reorganization process, to become effective concurrent with the completion of the stock sale, which is targeted for the fourth calendar quarter of 1997: (1) the Mutual Holding Company, which currently owns approximately 68.9 percent of the Bank, will convert to an interim federal stock savings bank and merge with and into the Bank, with the Bank being the surviving entity; (2) as a result of the merger of the interim federal stock savings bank into the Bank, the Bank will become a wholly-owned subsidiary of the Holding Company operating under the name Guaranty Federal Savings Bank; and, (4) the outstanding shares of Bank common stock, (other than those held by the Mutual Holding Company, which will be cancelled) (the "Public Shares"), will be converted into shares of common stock of the Holding Company (the "Exchange Shares") pursuant to a ratio that will result in the holders of such shares owning the same percentage of the Holding Company as they currently own of the Bank (adjusted for assets currently held at the Mutual Holding Company level).


         Pursuant to the reorganization, the Holding Company will issue shares in the Subscription and Community Offerings that will represent an ownership interest in the Holding Company equal to the percentage ownership that the Mutual Holding Company currently maintains in the Bank, adjusted for assets currently held at the Mutual Holding Company level. Also pursuant to the reorganization, the Holding Company will issue the Exchange Shares to the current minority stockholders of the Bank in exchange for the

--------------------------------------------------------------------------------
Washington Headquarters
Rosslyn Center
1700 North Moore Street, Suite 2210                   Telephone: (703) 528-1700
Arlington, VA  22209                                    FAX No.: (703) 528-1788

RP Financial, L.C.
Board of Directors
September 5, 1997
Page 2

Public Shares pursuant to an exchange ratio determined by the Board of Directors that will maintain the current minority stockholders' existing ownership interest (the "Exchange Ratio"), adjusted for assets currently held at the Mutual Holding Company level.


RP Financial, LC.
-----------------

         RP Financial, LC. ("RP Financial") is a financial consulting firm that specializes in financial valuations and analyses of business enterprises and securities. The background and experience of RP Financial are detailed in
Exhibit V-1. We believe that, except for the fee we will receive for our appraisal of the shares to be issued by the Holding Company, and the preparation of and the fee received for the regulatory business plan filed with the application, we are independent of the Bank, the Mutual Holding Company, the Holding Company and other parties engaged by the Bank to assist in the stock issuance process.

Valuation Methodology
---------------------

         In preparing our appraisal, we have reviewed the Mutual Holding Company's Application for Approval of Conversion, including the Proxy Statement, as filed with the OTS and the Holding Company's Form S-1 registration statement as filed with the Securities and Exchange Commission ("SEC"). We have conducted an analysis of the Bank and the Mutual Holding Company (hereinafter, collectively referred to as the "Bank") that has included due diligence related discussions with the Bank's management; Baird, Kurtz & Dobson, the Bank's independent auditor; Malizia, Spidi, Sloane & Fisch, P.C., the Bank's conversion counsel; and Friedman, Billings, Ramsey, & Co., Inc., which has been retained by the Bank as a financial and marketing advisor in connection with the Holding Company's stock offering. All conclusions and assumptions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable we cannot guarantee the accuracy and completeness of such information.

         We have investigated the competitive environment within which the Bank operates, and have assessed the Bank's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment and analyzed the potential impact on the Bank and the industry as a whole. We have analyzed the potential effects of the stock offering on the Bank's operating characteristics and financial performance as they relate to the pro forma market value of the Bank. We have reviewed the economy in the Bank's primary market area and have compared the Bank's financial performance and condition with selected publicly-traded thrift institutions in the Midwest region of the U.S. We have reviewed conditions in the securities markets in general and for thrift stocks in particular, including the market for existing thrift issues (including both full stock institutions and institutions organized as mutual holding companies), initial public offerings by thrifts and second step conversion offerings.

         Our Appraisal is based on the Bank's representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and its independent auditors are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank and its independent auditors, nor did we independently value the individual assets or liabilities of the Bank. The valuation considers the Bank only as a publicly-held going concern and should not be considered as an indication of the liquidation or control values of the Bank.

RP Financial, L.C.
Board of Directors
September 5, 1997
Page 3

         Our appraised value is predicated on a continuation of the current operating environment for the Bank and for all thrifts. Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Bank's value alone. To the extent that such factors can be foreseen, they have been factored into our analysis.

         Pro forma market value is defined as the price at which the Holding Company's shares would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion
--------------------

         It is our opinion that, as of September 5, 1997, the aggregate pro forma market value of the Bank and the Mutual Holding Company, inclusive of the sale of an approximate 70.2 percent ownership interest in the Subscription and Community Offerings, was $47,043,645 at the midpoint. Based on the range of value set forth in the OTS conversion guidelines, the resultant valuation range equals $39,987,098 at the minimum and $54,100,192 at the maximum. Based on this valuation and the approximate 70.2 percent ownership interest being sold in the Subscription and Community Offerings, the midpoint of the Holding Company's stock offering was $33,000,000, equal to 3,300,000 shares offered at a per share value of $10.00. The resultant offering range includes a minimum of $28,050,000 and a maximum of $37,950,000. Based on the $10.00 per share offering price, this range equates to an offering of 2,805,000 shares at the minimum to 3,795,000 shares at the maximum. The Holding Company's offering also includes a provision for a super range, which if exercised, based on a market value of $62,215,221, would result in an offering size of $43,642,500, equal to 4,364,250 shares at the $10.00 per share offering price.

Establishment of Exchange Ratio
-------------------------------

         OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange their shares of the Bank's common stock for common stock of the Holding Company. The Board of Directors of the Mutual Holding Company has independently established a formula to determine the exchange ratio. The formula has been designed to preserve the current aggregate percentage ownership in the Bank represented by the Public Shares, adjusted for assets currently held at the Mutual Holding Company level, which results in an approximate 29.9 percent minority ownership interest. Pursuant to the formula, the Exchange Ratio will be determined at the end of the Holding Company's stock offering based on the total number of shares sold in the Subscription and Community Offerings. Based upon this formula, and the valuation conclusion and offering range concluded above, the Exchange Ratio would be
1.2276 shares, 1.4443 shares, 1.6609 shares and 1.9101 shares of Holding Company stock issued for each Public Share, at the minimum, midpoint, maximum and super range of the offering, respectively.

Limiting Factors and Considerations
-----------------------------------

         Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the initial offering will thereafter be able to sell such shares at prices related to the foregoing valuation of the pro forma market value. The Appraisal does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market, and reflects only a valuation range as of this date for the pro forma market value of the Bank immediately upon issuance of the stock.

RP Financial, L.C.
Board of Directors
September 5, 1997
Page 4

         RP Financial's valuation was determined based on the financial condition, operations and shares outstanding as of June 30, 1997, the date of the financial data included in the Holding Company's Prospectus. The proposed Exchange Ratio and the exchange of Public Shares for newly issued Holding Company shares was determined independently by the Boards of Directors of the Mutual Holding Company and the Bank. RP Financial expresses no opinion on the proposed Exchange Ratio and the exchange of Public Shares for newly issued Holding Company shares.

         RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

         The valuation will be updated should market conditions or changes in Guaranty's operating results warrant. The valuation will also be updated at the completion of the Holding Company's stock offering. These updates will consider, among other things, any developments or changes in the Bank's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. Also, these updates will consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment (including changes in the appraisal guidelines), the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.


                                                Respectfully submitted,

                                                RP FINANCIAL, LC.



                                                /s/William E. Pommerening
                                                --------------------------------
                                                William E. Pommerening
                                                Chief Executive Officer



                                                /s/James J. Oren
                                                --------------------------------
                                                James J. Oren
                                                Vice President

RP Financial, LC.
                                TABLE OF CONTENTS
                        GUARANTY FEDERAL BANCSHARES, INC.
                          GUARANTY FEDERAL SAVINGS BANK
                              Springfield, Missouri


                                                                                                          PAGE
         DESCRIPTION                                                                                     NUMBER
         -----------                                                                                     ------


    CHAPTER ONE                     OVERVIEW AND FINANCIAL ANALYSIS

         Plan of Conversion and Holding Company Reorganization                                             1.1
         Strategic Discussion                                                                              1.2
         Balance Sheet Trends                                                                              1.5
         Income and Expense Trends                                                                         1.8
         Interest Rate Risk Management                                                                     1.11
         Lending Activities and Strategy                                                                   1.12
         Asset Quality                                                                                     1.14
         Funding Composition and Strategy                                                                  1.14
         Subsidiary Operations                                                                             1.15
         Legal Proceedings                                                                                 1.15



    CHAPTER TWO                     MARKET AREA

         Introduction                                                                                      2.1
         National Economic Factors                                                                         2.2
         Market Area Demographics                                                                          2.5
         Economy                                                                                           2.6
         Deposit Trends and Competition                                                                    2.7
         Summary                                                                                           2.9



    CHAPTER THREE                   PEER GROUP ANALYSIS

         Selection of Peer Group                                                                           3.1
         Financial Condition                                                                               3.4
         Income and Expense Components                                                                     3.7
         Loan Composition                                                                                  3.9
         Credit Risk                                                                                       3.9
         Interest Rate Risk                                                                                3.12
         Summary                                                                                           3.12


                                TABLE OF CONTENTS
                        GUARANTY FEDERAL BANCSHARES, INC.
                          GUARANTY FEDERAL SAVINGS BANK
                              Springfield, Missouri

                                   (continued)


                                                                                                         PAGE
         DESCRIPTION                                                                                    NUMBER
         -----------                                                                                    ------

    CHAPTER FOUR                    VALUATION ANALYSIS

         Introduction                                                                                      4.1
         Appraisal Guidelines                                                                              4.1
         Valuation Analysis                                                                                4.2
           1. Financial Condition                                                                          4.2
           2. Profitability, Growth and Viability of Earnings                                              4.3
           3. Asset Growth                                                                                 4.4
           4. Primary Market Area                                                                          4.4
           5. Dividends                                                                                    4.6
           6. Liquidity of the Shares                                                                      4.7
           7. Marketing of the Issue                                                                       4.7
                A. The Public Market                                                                       4.8
                B. The New Issue Market                                                                    4.11
                C. Secondary Step Conversion Offerings                                                     4.14
                D. The Acquisition Market                                                                  4.14
                E. Trading in Guaranty's Stock                                                             4.14
           8. Management                                                                                   4.18
           9. Effect of Government Regulation and Regulatory Reform                                        4.18
         Summary of Adjustments                                                                            4.18
         Valuation Approaches                                                                              4.19
           1. Price-to-Tangible Book ("P/TB")                                                              4.21
           2. Price-to-Earnings ("P/E")                                                                    4.21
           3. Price-to-Assets ("P/A")                                                                      4.22
         Valuation Conclusion                                                                              4.22
         Establishment of Exchange Ratio                                                                   4.23


RP Financial, LC.

                                 LIST OF TABLES
                         GUARANTY, FEDERAL SAVINGS BANK
                        GUARANTY FEDERAL BANCSHARES, INC.
                              Springfield, Missouri


TABLE
NUMBER                DESCRIPTION                                                                      PAGE
------                -----------                                                                      ----

 1.1              Historical Balance Sheets                                                             1.6
 1.2              Historical Income Statements                                                          1.9


 2.1              Major Employers                                                                       2.6
 2.2              Market Area Unemployment Trends                                                       2.7
 2.3              Deposit Summary                                                                       2.8


 3.1              Peer Group of Publicly-Traded Thrifts                                                 3.2
 3.2              Balance Sheet Composition and Growth Rates                                            3.5
 3.3              Income as a Percent of Average Assets
                    and Yields, Costs, Spreads                                                          3.8
 3.4              Loan Portfolio Composition & Related Info.                                            3.10
 3.5              Credit Risk Measures & Related Information                                            3.11
 3.6              Interest Rate Risk Comparative Analysis                                               3.13


 4.1              Peer Group Market Area Comparative Analysis                                           4.5
 4.2              Recent Conversions:  Market Pricing Comparatives                                      4.12
 4.3              Market Pricing Comparatives                                                           4.13
 4.4              Completed Second Step Conversions                                                     4.15
 4.5              MHC Institutions - Implied Pricing Ratios                                             4.16
 4.6              Calculation of Exchange Ratios                                                        4.23
 4.7              Public Market Pricing: Valuation Conclusion                                           4.24

RP Financial, LC.
Page 1.1
                       I. OVERVIEW AND FINANCIAL ANALYSIS

         Guaranty Federal Savings Bank ("Guaranty" or the "Bank") is a federally-chartered stock savings bank headquartered in Springfield, Greene County, Missouri. The Bank also operates three other branch offices in Springfield. The Bank considers its primary market for deposits to consist of the city of Springfield and Greene County, in particular the areas surrounding the office locations. Lending activities are also concentrated in Greene County, although additional lending activities are performed in the surrounding counties of Christian and Webster, and to a lesser extent, other outlying counties (see
Exhibit I-1). The Bank was chartered as a state mutual savings association in 1913, and in 1935 obtained federal deposit insurance. The Bank is currently a member of the Federal Home Loan Bank ("FHLB") system and is regulated by the Office of Thrift Supervision ("OTS"). The Bank's deposits are insured up to the regulatory maximums by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). As of June 30, 1997, the Bank maintained $199.5 million in assets, $151.2 million in deposits and $27.5 million in stockholders' equity, equal to 13.8 percent of assets.

         In April 1995, the Bank completed a reorganization from a mutual savings bank to a stock savings bank concurrent with the reorganization as a federal mutual holding company. Pursuant to the reorganization, Guaranty transferred substantially all of its assets and liabilities to a newly-formed stock association in exchange for 2,152,635 shares of stock issued to Guaranty Federal Bankshares, M.H.C. (the "Mutual Holding Company" or "MHC"). Simultaneously, the Bank sold 972,365 shares of stock to the public in a subscription and community offering. As of June 30, 1997 there were 3,125,000 total shares of the Bank common stock issued and outstanding, of which 2,152,635 shares, or 68.88 percent, were owned by the Mutual Holding Company and 972,365 shares, or 31.12 percent, were owned by the public. Other than the ownership of stock in the Bank, the MHC's other assets consist of land acquired for the purpose of a future branch office building, equity securities of approximately $116,000 and cash which is deposited at the Bank level.

Plan of Conversion  and Holding  Company  Reorganization
--------------------------------------------------------

         On May 21, 1997, the Board of Directors of the Bank and the Mutual Holding Company adopted the Plan of Conversion and Agreement and Plan of Reorganization (the "Plan") pursuant to which the Mutual Holding Company will convert from mutual to stock form and simultaneously merge with and into the Bank. A newly formed Delaware corporation, Guaranty Federal Bancshares, Inc. (the "Holding Company"), will be formed as a unitary savings and loan holding company to facilitate the reorganization. In the reorganization process, to become effective concurrent with the completion of the stock sale which is targeted for the fourth calendar quarter of 1997: (1) the Mutual Holding Company, which currently owns approximately 68.9 percent

RP Financial, LC.
Page 1.2

         of the Bank, will convert to an interim federal stock savings bank and merge with and into the Bank, with the Bank being the surviving entity; (2) as a result of the merger of the interim federal savings bank into the Bank, the Bank will become a wholly-owned subsidiary of the Holding Company operating under the name Guaranty Federal Savings Bank; and, (3) the publicly-owned shares of Bank common stock (the "Public Shares") will be converted into shares of common stock of the Holding Company (the "Exchange Shares") pursuant to a ratio that will result in the holders of such shares owning the same percentage of the Company as they currently own of the Bank, adjusted for the assets currently held by the Mutual Holding Company.

         Pursuant to the reorganization, the Holding Company will issue shares in a subscription and community offering that will represent an ownership interest in the Holding Company of approximately 70.2 percent (the percentage ownership that the Mutual Holding Company currently maintains in the Bank, adjusted for assets currently held at the Mutual Holding Company level). The Holding Company will also issue the Exchange Shares to the current minority stockholders of the Bank. The number of exchange shares issued by the Holding Company will be calculated pursuant to an exchange ratio determined by the Board of Directors that will maintain the current minority stockholders' existing ownership interest (the "Exchange Ratio"), adjusted for assets currently held at the Mutual Holding Company level.

         The Holding Company anticipates granting common stock awards to directors, officers and other key personnel (1998 Restricted Stock Plan or "1998 RSP") up to 4 percent of the shares being offered publicly, supplementing stock awards granted in the mutual holding company reorganization (1994 RRP). The Bank's Employee Stock Ownership Plan ("ESOP") intends to purchase 8.0 percent of the common stock being offered publicly, funded by a loan from the Holding Company. The Holding Company also intends to implement, subject to stockholder approval, a stock option plan no less than six months after conversion, which will reserve for future issuance 10 percent of the stock issued in the Subscription and Community offerings.

         At this time, no other activities are contemplated for the Holding Company other than the ownership of the Bank, although in the future the Holding Company may acquire or organize other operating subsidiaries. The Holding Company plans to retain a portion of the net proceeds from the sale of common stock and infuse the remaining proceeds into the Bank.

Strategic Discussion
--------------------

         The Bank is a community-oriented family financial institution dedicated to meeting the borrowing, savings and financial services needs of its communities served. The market area served by the Bank (the city of Springfield and Greene County), has been experiencing increases in the levels of population and households in recent years. The economy and employment base is relatively diversified into most economic sectors, including

RP Financial, LC.
Page 1.3

services and manufacturing. Springfield is located in southwestern Missouri and serves as a regional population center. Thus, there are a number of other community-oriented banks and savings banks as well as larger regional financial institutions operating in the area. In this operating environment the Bank has pursued a strategy of increasing the asset base and the number of products and services offered in order to more effectively compete.


         Throughout its history, the Bank has generally pursued a traditional operating strategy of mortgage lending secured by 1-4 family residential properties in the local market area. Guaranty diversified its loan portfolio beginning in the mid-1980s by increasing the emphasis on income property lending, resulting in higher balances of various types of commercial real estate loans in portfolio. Following a period of elevated non-performing assets due to the higher credit risk associated with these loan types, the Bank returned to a strategy of emphasizing residential lending in the early 1990's and permitted the commercial real estate loan portfolio to decline through repayments and amortization. Upon attaining a relatively higher credit quality earning asset base, the Bank completed the mutual holding company minority stock offering in 1995 and has since continued to expand the loan portfolio primarily in the area of 1-4 family permanent and construction loans. In context with the emphasis on providing a wider range of products, recently the Bank has also expanded its activities in consumer loans, primarily home equity, automobile and personal loans. The increases in loans receivable has been funded internally through a reduction in cash and investments and mortgage-backed securities ("MBS"), and externally through FHLB advances. The Bank also sells a portion of the 1-4 family loan originations for interest rate risk management purposes. The Bank expects the majority of its loan activity in the future to be within the Greene County market area.

         The Bank's more recent emphasis on originating 1-4 family permanent mortgage loans in local and familiar markets and strong underwriting criteria on loans originated has resulted in recently improving credit quality measures. The Bank's allowance for loan losses relative to loans is also comparatively higher by industry standards, a level that the Bank has historically maintained, even in light of the recent growth in the loan portfolio (the portfolio increased by 17 percent during fiscal 1997). The ratio of non-performing assets ("NPAs"), consisting of real estate owned and other repossessed assets, non-accruing loans and delinquent accruing loans to assets has dropped steadily over the past five fiscal years, and was 0.53 percent of assets as of June 30, 1997.

         The Bank's lending strategies to limit exposure to interest rate risk have involved originating adjustable rate residential mortgage loans ("ARMs"), adjustable rate commercial real estate loans and shorter-term construction, consumer and commercial business loans. Liability strategies have involved increasing the level of core deposits (i.e. checking accounts and other savings accounts), which are deemed less sensitive to changes in interest rates, and FHLB advances utilized in recent months to meet loan demand have been in general

RP Financial, LC.
Page 1.4

maturity-matched to certain real estate loans. As of June 30, 1997, ARM loans comprised approximately 75 percent of the loan portfolio. Residential loan products offered by the Bank include adjustable rate loans that are fixed for one, three or five years and adjust annually thereafter. Regarding the measure of interest rate risk, Guaranty's projected change in net portfolio value ("NPV"), based on calculations provided by the OTS, reveal that the Bank's NPV would decrease by 11 percent upon a positive 200 basis point change in interest rates. Guaranty anticipates the conversion proceeds will facilitate improvement in the asset/liability gap analysis as the net capital raised in the conversion will increase the ratio of interest-earning assets ("IEA") to interest-bearing liabilities ("IBL") and the proceeds will increase the proportion of shorter-term or adjustable rate assets.

         The Bank's main source of net income, the net interest margin, has remained relatively stable over the past few years, with overall net interest income increasing in step with the growth in assets. Core profitability has been primarily affected by an increasing level of operating expenses that have been incurred in connection with the Bank's growth in operations. The Bank opened a new headquarters office in 1995, requiring investment in fixed assets and personnel. Further improvement in core profitability has also been limited by historical deposit pricing strategies that increased the Bank's overall cost of funds (the Bank attempted to obtain additional funds for lending operations through aggressive pricing). Deposit pricing strategies have been recently changed to permit the most costly deposit funds to roll out of the Bank and deposit costs have recently declined, improving the net interest margin. Future core profitability is projected to improve moderately with the reinvestment benefit of the new capital raised.


         Guaranty's Board of Directors has determined that a full conversion to stock form is an attractive business strategy for several reasons. First, the new structure will provide the ability to diversify business activities, provide greater flexibility in structuring acquisitions and increase the future access to capital markets. Second, it will provide the capital necessary to improve the overall competitive position of the Bank in its market area, with regard to rates and services offered and ability to expand. Third, an increase in the publicly-held shares may increase the stock liquidity. Fourth, the conversion may provide the opportunity for expanded local stock ownership which could enhance the financial success of the Bank as local shareholders promote the Bank's products and services. Furthermore, the new structure is being pursued in view of certain regulatory uncertainties regarding the MHC structure and thrift industry as a whole. As disclosed in the prospectus, the proceeds from stock conversion are anticipated to be invested as follows.


     o Holding Company. Approximately 50 percent of the conversion proceeds will be retained by the Holding Company, with the balance to be invested in the Bank. Such holding company funds are anticipated to be invested initially into high-quality short- to intermediate-term securities, a loan to the Bank's ESOP to fund stock purchases in the conversion or a loan to the Bank in order to downstream additional funds to the Bank. The Holding Company funds

RP Financial, LC.
Page 1.5
          will be utilized for various corporate purposes, including funding expansion through diversification or acquisition, stock repurchase programs, funding stock purchases for the RSP and/or payment of regular or special dividends, although there are no specific plans at present.

     o Guaranty. The net proceeds infused into the Bank will be exchanged for all of the Bank's newly issued stock. The Bank's proceeds are anticipated to initially be used to repay a portion of the outstanding FHLB advances and also be held in short-term cash and investments until such funds are redeployed into lending and investment activities consistent with the Bank's plan.

         On a pro forma basis, Guaranty is expected to have a capital ratio above both regulatory requirements and industry averages. The Board of Directors has determined to pursue a strategy of controlled growth in order to maintain well-capitalized status, with growth expected to be funded primarily through local retail deposit growth and additional borrowings.

Balance Sheet Trends
--------------------

         Table 1.1 shows key balance sheet items at the close of the last five fiscal years. Guaranty's audited financial statements are incorporated by reference as Exhibit I-2, while historical key operating ratios are presented in
Exhibit I-3. From June 30, 1993 through June 30, 1997, Guaranty exhibited annual asset growth of 6.0 percent, with the asset growth channelled into increases in loans receivable. This trend of increased focus on loan portfolio growth is evident as loans receivable as a percent of total assets increased from 61 percent to 79 percent from fiscal 1993 to fiscal 1997. The balance of MBS and cash and investments has fallen since 1993, with funds utilized in the lending operations. Guaranty's annual deposit growth totaled 1.5 percent over the period in Table 1.1, although deposits declined during fiscal 1997 by 3.7 percent as the Bank allowed certain high cost deposits to roll-out. Borrowings, consisting of FHLB advances, have been used as a supplemental funding source in fiscal 1997 to support lending operations.

         The balance of loans receivable increased consistently since fiscal 1993, averaging a 13.3 percent annual increase. Over the most recent fiscal years, Guaranty has been successful in expanding its residential loan origination efforts in the local market (including construction loans), and has more recently increased the level of consumer loans. At June 30, 1997, loans receivable totaled $158.1 million, or 79.3 percent of total assets. The composition of the loan portfolio reflects the concentration on residential lending, as loans secured by residential property (including construction loans), constituted $141.6 million, or 82.8 percent of the gross loan portfolio at June 30, 1997. Commercial real estate loans (including multi-family loans), totaled $23.8 million, or 13.9 percent of the loan portfolio, as Guaranty has not emphasized these types of loans recently. As

RP Financial, LC.

                                    Table 1.1
                          Guaranty Federal Savings Bank
                          Historical Balance Sheets (1)
                         (Amount and Percent of Assets)

                                                                                                                           6/30/92-
                                                                                                                           9/30/96
                                                                     For the Fiscal Year Ended June 30,                   Annualized
                        -----------------------------------------------------------------------------------------------
                             1993                 1994                 1995                 1996                1997    Growth Rate
                        ----------------- --------------------  ------------------  ------------------  --------------- ------------
                          Amount    Pct     Amount       Pct     Amount      Pct     Amount     Pct        Amount   Pct    Pct
                          ------    ---     ------       ---     ------      ---     ------     ---        ------   ---    ---
                          ($000)    (%)     ($000)       (%)     ($000)      (%)     ($000)     (%)        ($000)   (%)    (%)

                                                                  >
Total Amount of:
 Assets                 $158,311  100.00%  $158,850    100.00%  $170,884   100.00%  $185,167   100.00%  $199,465  100.00%   5.95%
 Loans Receivable (net)   96,142   60.73%   105,265     66.27%   119,842    70.13%   135,029    72.92%   158,135   79.28%  13.25%
 Mortgage-Backed
   Securities             24,101   15.22%    14,138      8.90%    13,855     8.11%    20,067    10.84%    15,814    7.93% -10.00%
 Cash and Investment
   Securities             33,765   21.33%    32,469     20.44%    28,468    16.66%    20,383    11.01%    17,497    8.77% -15.16%
 Deposits                142,529   90.03%   141,017     88.77%   139,595    81.69%   157,008    84.79%   151,246   75.83%   1.50%
 FHLB Advances, Other
   Borrowed Funds              0    0.00%         0      0.00%     4,000     2.34%         0     0.00%    18,151    9.10%    N/M
 Stockholders Equity      14,517    9.17%    16,563     10.43%    26,044    15.24%    26,586    14.36%    27,490   13.78%  17.31%
 AFS Adjustment              N/A     N/A        N/A       N/A      1,127     0.66%     1,259     0.68%     2,058    1.03%

 End of Period Shares
   Outstanding               N/A                N/A            3,125,000           3,125,000           3,125,000
 Wghtd Avg Shrs for EPS
   Calculations(2)           N/A                N/A            3,125,000           3,125,933           3,149,062
 Book Value/Share            N/A                N/A                $8.33               $8.51               $8.80
 Offices Open                  3                  3                    3                   4                   4


(1)   Ratios are as a percent of ending assets.
(2)   The Bank's minority sale of stock was completed in April 1995.

Source:  Guaranty audited financial statements.

RP Financial, LC.
Page 1.7

of June 30, 1997, consumer loans totaled $5.2 million, or 3.1 percent of loans receivable, representing an increase of $3.6 million from the prior year period. This increase has primarily been in the area of home equity loans, automobile and personal loans

         MBS totaled $15.8 million at June 30, 1997, the third largest component of interest-earning assets. Similar to cash and investments, the decline of the MBS balance since fiscal year end 1993 highlights the Bank's strategy of investing funds into whole loans receivable in order to improve asset yields, as funds from the repayment and pre-payment of MBS have been utilized for lending activities. The balance of MBS increased in fiscal 1996 as additional MBS were purchased from available liquidity, while the balance declined in fiscal 1997 due to repayments and amortization. No MBS were purchased in fiscal 1997. The MBS portfolio consists of FNMA, FHLMC and GNMA pass-through certificates, of which approximately 52 percent carried adjustable rates. The entire MBS portfolio was classified as "held-to-maturity" ("HTM") at June 30, 1997, and is carried on the balance sheet at historical cost. There was an unrealized pre-tax gain of $277,000 as of June 30, 1997 in the MBS portfolio. The Bank utilizes a portion of its MBS portfolio to satisfy regulatory liquidity requirements, preferring to maintain such funds in MBS instead of lower yielding cash and investments. Going forward, the Bank intends to continue a focus on investment into whole loans, although MBS may be purchased with available funds.

         The portfolio of cash and investment securities totaled $17.5 million, or 8.8 percent of assets, at June 30, 1997 (see Exhibit I-4). The cash and investments portfolio consisted of cash and equivalents, including interest-earning deposits in other financial institutions ($3.8 million), U.S. Government and agency securities ($8.6 million), FHLB stock ($1.7 million) and FHLMC stock ($3.4 million). During the most recent fiscal years, the Bank has used cash flow from maturing investments or sales of investment securities to fund loan originations, and the cash and investments portfolio declined to current levels from $33.8 million at June 30, 1993. Management utilizes the portfolio of cash and investments for liquidity purposes and as part of the asset-liability management strategy, as the investments portfolio consists of short- to intermediate-term instruments. The Bank classifies the FHLMC stock as "available-for-sale", and as of June 30, 1997, an unrealized pretax gain of $3.3 million was tax adjusted and added to stated equity on the Bank's audited financial statements. Going forward, the Bank intends to continue to purchase generally low risk investments and the composition of the cash and investments portfolio is not anticipated to change significantly, although the level will initially increase on a post-conversion basis. Going forward, the Bank intends to continue a focus on investment into whole loans, although MBS may be purchased with available funds.

         As noted previously, deposits have traditionally met most of the Bank's funding needs, and all of the Bank's deposits are generated through its four office locations. In the last several years, the Bank achieved growth in deposits by attempting to be more visible in the local market area through advertising and other

RP Financial, LC.
Page 1.8

marketing efforts and by offering competitive rates. This strategy facilitated deposit growth, but also increased funding costs. During fiscal 1997, the Bank became slightly less aggressive in the pricing of certain certificates of deposit ("CD") accounts and changed pricing strategies in an attempt to lower the overall cost of funds. As a result, deposits declined by $5.8 million during fiscal 1997 as primarily of higher costing CDs were withdrawn. Currently, savings rates offered by Guaranty are generally in line with the local competition, with certificates of deposits ("CDs") accounting for the majority of deposits. The Bank has a portfolio of core deposits totaling approximately 19 percent of deposits, providing a base of stable lower costing deposits for operations.

         As stated previously, borrowings have also been used by the Bank in recent periods for the purpose of funding certain loan originations. As of June 30, 1997, the Bank had borrowed funds of approximately $18.2 million in short- to intermediate-term advances from the FHLB of Des Moines to meet the demand for loans, and the borrowings mature between 1998 and the year 2002. Going forward, the Bank intends to continue using borrowings to support operations, although deposits are expected to continue to comprise the majority of funding liabilities.

         Positive earnings from fiscal 1993 to fiscal 1997, the minority stock offering in 1995 and a positive adjustment for FAS 122 resulted in an increase in the Bank's capital to $27.5 million, or 13.8 percent of assets, as of June 30, 1997. The Bank has also paid dividends to shareholders (including the MHC shares) since fiscal 1996. The Bank's capital ratio declined from 15.2 percent as of June 30, 1995, due to the expansion of the asset base. Guaranty is currently in compliance with respect to all of its fully phased-in capital requirements. The addition of conversion proceeds will enhance the Bank's capital position and strengthen Guaranty's competitive posture within its market area.

Income and Expense Trends
-------------------------

         Table 1.2 displays the Bank's earnings over the past five fiscal years and reveals that earnings for the past five fiscal years have fluctuated between
0.60 and 1.28 percent of average assets, and totaled 0.60 percent for fiscal 1997, a decrease from the level in fiscal 1996. The more recent lower earnings have been attributable to non-operating items, primarily the one-time SAIF assessment fee booked in the September 30, 1996 quarter, while the higher income in fiscal 1996 was due in part to a recovery on the Bank's loan loss provision. Earnings have also been affected by a changing net interest margin. The reinvestment of offering proceeds is expected to improve net income in future periods.

RP Financial, LC.

                                    Table 1.2
                          Guaranty Federal Savings Bank
                          Historical Income Statements
                        (Amount and Percent of Assets)(1)

                                                                    For the Fiscal Year Ended June 30,
                                  --------------------------------------------------------------------------------------------------
                                       1993                  1994                  1995                1996               1997
                                  ------------------  -------------------  ------------------  -----------------  ------------------
                                    Amount     Pct       Amount    Pct        Amount     Pct     Amount    Pct      Amount     Pct
                                    ------     ---       ------    ---        ------     ---     ------    ---      ------     ---
                                    ($000)     (%)       ($000)    (%)        ($000)     (%)      ($000)    (%)      ($000)     (%)

 Interest Income                  $11,480      7.34%   $10,858      6.82%   $11,637     7.09%   $13,702    7.50%   $14,711     7.60%
 Interest Expense                  (6,657)    -4.26%    (5,924)    -3.72%    (6,595)   -4.02%    (8,239)  -4.51%    (8,310)   -4.29%
                                  -------      -----   -------      -----   -------     -----   -------    -----   -------     -----
 Net Interest Income               $4,823      3.08%    $4,934      3.10%    $5,042     3.07%    $5,463    2.99%    $6,401     3.31%
 Provision for Loan Losses             98      0.06%       (14)    -0.01%       (16)   -0.01%     1,212    0.66%         0     0.00%
                                  -------      -----   -------      -----   -------     -----   -------    -----   -------     -----
 Net Interest Income after
   Provisions                      $4,921      3.15%    $4,920      3.09%    $5,026     3.06%    $6,675    3.65%    $6,401     3.31%

Other Income                         $191      0.12%      $160      0.10%      $158     0.10%      $178    0.10%      $450     0.23%
Operating Expense                  (2,514)    -1.61%    (2,815)    -1.77%    (3,077)   -1.87%    (4,117)  -2.25%    (4,173)   -2.15%
                                  -------      -----   -------      -----   -------     -----   -------    -----   -------     -----
 Net Operating Income              $2,598      1.66%    $2,265      1.42%    $2,107     1.28%    $2,736    1.50%    $2,679     1.38%

Gain(Loss) on Sale of Inv.
  Sec.\MBS                            $36      0.02%     ($226)    -0.14%     ($103)   -0.06%       $43    0.02%       $61     0.03%
Income on Foreclosed Assets            42      0.03%        16      0.01%        17     0.01%         0    0.00%        18     0.01%
SAIF Special Assessment                 0      0.00%         0      0.00%         0     0.00%         0    0.00%      (932)   -0.48%
                                  -------      -----   -------      -----   -------     -----   -------    -----   -------     -----
Total Non-Operating Inc.\Exp.         $77      0.05%     ($210)    -0.13%      ($87)   -0.05%       $43    0.02%     ($853)   -0.44%

 Net Income Before Tax             $2,676      1.71%    $2,055      1.29%    $2,020     1.23%    $2,779    1.52%    $1,826     0.94%
 Income Taxes                        (815)    -0.52%      (637)    -0.40%      (690)   -0.42%    (1,026)  -0.56%      (665)   -0.34%
                                  -------      -----   -------      -----   -------     -----   -------    -----   -------     -----
 Net Inc(Loss) Before
   Extraordinary Items             $1,861      1.19%    $1,418      0.89%    $1,330     0.81%    $1,753    0.96%    $1,162     0.60%
 Cumulative Effect of
  Change in Accounting
  For Income Taxes                     $0      0.00%      $628      0.39%        $0     0.00%        $0    0.00%         0     0.00%
                                  -------      -----   -------      -----   -------     -----   -------    -----   -------     -----
 Net Income (Loss)                 $1,861      1.19%    $2,046      1.28%    $1,330     0.81%    $1,753    0.96%    $1,162     0.60%

Earnings Excluding Non-
Operating and
Extraord. Items:
----------------

Pre-Tax Net Inc. Before
  Extraordinary Items              $2,676      1.71%    $2,055      1.29%    $2,020     1.23%    $2,779    1.52%    $1,826     0.94%
Addback(Deduct):
  Non-Recurring
  (Inc)/Exp                           (77)    -0.05%       210      0.13%        87     0.05%       (43)  -0.02%       853     0.44%
Tax Effect (34.00%)                  (883)    -0.57%      (770)    -0.48%      (716)   -0.44%      (930)  -0.51%      (911)   -0.47%
                                  -------      -----   -------      -----   -------     -----   -------    -----   -------     -----
  Earnings Excl. Non-Op.
    /Extraord Items:               $1,715      1.10%    $1,495      0.94%    $1,390     0.85%    $1,806    0.99%    $1,768     0.91%

 Earnings Per Share:
      Reported                        N/A                  N/A                  N/A               $0.56              $0.37
      Earnings Excl. Non-Op.
        /Extraord Items:              N/A                  N/A                  N/A                0.58               0.56

Dividends:      Amount                N/A                  N/A                  N/A               $0.32              $0.38
      Payout Ratio                    N/A                  N/A                  N/A               57.14%            102.70%

      Efficiency Ratio              49.17%               55.42%               59.36%              60.07%             60.90%

(1) Ratios are as a percent of average assets. Average assets calculated based on annual average.

Source:  Guaranty's audited financial statements.

RP Financial, LC.
Page 1.10


         The Bank's net interest income is the major source of income, and increased from 2.99 percent of average assets for fiscal 1996 to 3.31 percent for fiscal 1997, as shown in Table 1.2. The source of this increase in income is highlighted in Exhibit I-5, which shows the changes in the Bank's asset yields and cost of funds over the past three fiscal years, which have influenced the level of net interest income. Spreads widened by 39 basis points between fiscal 1996 and 1997, as higher yields on loans and MBS (and a greater proportion of loans in the earning asset base), increased the Bank's overall asset yields by 26 basis points. The cost of funds declined by 13 basis points, as Guaranty became less aggressive in the pricing of certain CD accounts, and allowed higher cost CDs to be withdrawn. These trends indicate that the Bank has been successful improving the net interest margin. Despite balance sheet repositioning, however, the Bank's net interest income is still influenced by changes in interest rates.

         Guaranty has historically derived income from non-interest sources, which has provided some protection from changes in the net interest margin due to interest rate fluctuations. For the most recent twelve month period, non-interest operating income totaled $450,000, or 0.23 percent of average assets, a 0.13 percent of average assets improvement from fiscal 1996. A majority of this income results from the Bank's deposit base in the form of various fees and charges on deposit accounts and transactions, which increased during fiscal 1997 due to the Bank's recent emphasis on checking accounts. A smaller portion of this income is obtained from other sources such as the Bank's loan servicing operation and various fees and charges. Going forward, the Bank anticipates that non-interest income will remain primarily related to the deposit base, as other significant income sources are not expected to be developed.

         Guaranty's operating expenses have increased in the time period shown in Table 1.2 due to the growth in the asset base and related operations, including the new headquarters office opened in 1995. The Bank's overall larger asset and deposit base has also resulted in higher data processing expenses. Despite the asset growth and utilization of FHLB advances to partially fund such growth, the operating expense ratio has increased to a higher level as a percent of average assets. The Bank's operating expenses are expected to initially increase following the conversion as a result of the following items. The ESOP and RSP purchases in the offering and in the year following conversion, respectively, will increase annual expenses. In addition, as a full stock institution, the Bank will incur additional legal, accounting, printing/mailing and related costs. The Bank's efficiency ratio defined as operating expenses divided by net interest income and non-interest operating income has increased to approximately 61 percent in 1997 form earlier lower levels in part due to the increase in operating expenses.

         Provisions for loan losses have generally had a small impact on earnings in recent years, as the improvement in asset quality since the early 1990s has resulted in an allowance for loan and lease losses balance in excess of requirements as calculated by the Bank. In fiscal 1996, the Bank recorded a recovery of $1.2

RP Financial, LC.
Page 1.11

million on a commercial loan which was previously partially charged off, and the recovery reflects amounts recovered in excess of the carrying balance of the loan. The Bank determined that the allowance for loan losses was sufficient prior to the recovery and credited the provision for loan losses. During fiscal 1997, the Bank reviewed the allowance for loan and lease loss balance and determined that no provision was necessary in the current fiscal year. As of June 30, 1997 the allowance for loan and lease loss balance was equal to $2,177,000, or 1.38 percent of net loans receivable and 304.48 percent of non-accruing loans (see Exhibit I-6).

         Historically, non-operating gains and losses have been limited to gains or losses on the sale of investment securities and/or MBS that were sold to fund loan originations, and income from property held as REO (see Table 1.2). Similar to all SAIF-insured financial institutions, the Bank incurred a pre-tax charge for the special SAIF insurance premium assessment fee at September 30, 1996 equal to $932,000. During the most recent twelve month period, Guaranty reported net gains of $61,000 from the sale of interest-earning assets, REO income of $18,000, and the SAIF assessment charge.

         The Bank's effective tax rate was approximately 36 percent for fiscal 1997. Dividends paid to shareholders (including shares held by the MHC), totaled $0.32 per share for fiscal 1996 and $0.38 for fiscal 1997.

Interest  Rate Risk Management
------------------------------

         Guaranty attempts to manage exposure to interest rate fluctuations on both the asset and liability side of the balance sheet, and has attempted to enhance the interest sensitivity of its operations through several means, including: (1) increasing the portfolio of ARMs held in the loan portfolio (both residential and commercial real estate-related); (2) originating shorter-term fixed-rate residential mortgages (10 to 15 year terms) and short-term construction loans for portfolio; (3) holding short-term or adjustable investment securities and MBS; (4) increasing the balance of short-term to maturity consumer loans; (5) extending whenever possible the term to maturity of the CD base; (6) utilizing borrowed funds which are maturity-matched to a certain extent with earning assets; and, (7) increasing the proportion of transaction accounts in the deposit base which are considered to be less interest rate sensitive funds. Exhibit I-7 displays the distribution of the Bank's fixed and adjustable rate loans.

         Guaranty monitors its exposure to interest rate risk using an OTS calculation of the change in net portfolio value of the Bank's equity. As shown in Exhibit I-8, according to the most recent calculation, the Bank's net portfolio value would decline by 11 percent in the event of a 200 basis point increase in interest rates, indicating a level of interest rate risk. Although this measure is within the Board-established limits of the

RP Financial, LC.
Page 1.12

Bank, Guaranty is seeking to reduce exposure to interest rate risk, and the reinvestment of conversion proceeds is expected to contribute to reduced exposure.

Lending  Activities and Strategy
--------------------------------

         The Bank's recent lending activities emphasize the origination of 1-4 family mortgage loans (see Exhibits I-9 and I-10, loan composition and maturity). Guaranty also maintains a level of loan portfolio diversification with a portfolio of commercial real estate loans, commercial business loans and non-mortgage loans in an effort to enhance overall portfolio yields and expand the Bank's products and services offered. Gross loans increased from $144.9 million at June 30, 1996 to $171.0 million at June 30, 1997, with the proportion of 1-4 family loans remaining relatively constant at 68 percent. Consumer loans showed the greatest percentage increase over that time frame, while all loan categories except non-residential real estate reported increases in outstanding balances.

         As of June 30, 1997, residential mortgage loans secured by 1-4 family properties totaled $116.4 million, or 68.1 percent of total loans receivable. The Bank originates both ARMs and fixed-rate residential mortgages with essentially all loans underwritten to secondary market guidelines. Residential loans made by the Bank are generally originated with maximum loan-to-value ("LTV") ratios of 80 percent, with loans with LTV ratios in excess of 80 percent requiring private mortgage insurance ("PMI") coverage. Fixed-rate mortgages are offered with maturities of up to 30 years, with essentially all loans with maturities in excess of 15 years sold in the secondary market, and loans with shorter terms held in portfolio.

         Approximately 86 percent of the Bank's 1-4 family residential mortgages consisted of ARMs at June 30, 1997, which are retained for portfolio as part of asset/liability management strategy. Guaranty offers ARMs that are fixed for one-, three- or five year periods and adjust annually thereafter and are indexed to the weekly average rate on the corresponding U.S. Treasury securities, adjusted to a constant maturity. The majority of ARMs are originated with annual adjustment caps of 2.0 percent, lifetime adjustment caps of up to 5.0 percentage points, and are originated at discounted rates.

         Construction loans have been an area of emphasis for the Bank in recent years, and totaled $25.1 million, or 14.7 percent of gross loans outstanding, at June 30, 1997, primarily for residential property. A majority of the construction loans are speculative loans, loan to builders who intend to locate a purchaser for the home prior to or shortly after construction is completed. Other construction loans are made on "pre-sold" homes with are structured to become permanent loans upon completion of the construction. Construction loans are structured as interest-only during the construction period, which generally equals six months to one

RP Financial, LC.
Page 1.13

year. Pre-sold construction/permanent loans have maximum LTV ratios of up to 95 percent, while speculative construction loans typically have maximum LTV ratios of 80 percent


         Guaranty maintains a balance of commercial real estate loans in portfolio in an effort to diversify the loan portfolio and increase overall asset yields. As of June 30, 1997, multi-family loans totaled 15.5 million, or
9.0 percent of the loan portfolio, while non-residential mortgage loans totaled $8.3 million, or 4.9 percent of the loan portfolio. The Bank's multi-family portfolio consists primarily of loans secured by apartment buildings in the local market area. Non-residential mortgage loans are generally secured by land under development for residential purposes, office buildings, retail stores, small shopping centers, medical offices churches and other non-residential buildings primarily in the local market area. Commercial real estate loans originated by Guaranty are predominantly adjustable rate loans that generally have terms of up to 20 years, and are indexed to the prime rate of interest or the U.S. Treasury rate of a similar term as the adjustment period. LTVs on income property loans typically do not exceed 75 percent. The Bank seeks to manage credit risk on such loans by lending primarily on local property, to borrowers with whom management is familiar, and obtaining personal guarantees.

         Guaranty also offers consumer and commercial business loans, including home equity loans, which totaled $5.6 million, or 3.3 percent of gross loans receivable, at June 30, 1997. The Bank offers a variety of types of consumer loans, including loans secured by deposit accounts, automobile, home equity loans and secured and unsecured personal loans. Consumer loans are generally offered for terms of up to five years at fixed interest rates, and Guaranty will lend up to 90 percent of the depositor's savings account balance. Home equity loans represent an area of growth for Guaranty in recent years, and usually consist of equity loans for typically up to 80 percent of the appraised value of a home, less the amount of the first mortgage. Home equity loans are offered at both fixed and adjustable rates of interest, with the adjustable rate based on the prime rate of interest. The Bank has a small balance of commercial business loans consisting of loans to a number of local area businesses. Commercial business loans are not expected to be a growth area in the future.

         As shown in Exhibit I-11, Guaranty's overall loan origination volume increased from $50.8 million in 1995 to $87.0 million for the most recent twelve months. The table highlights the Bank's emphasis on residential real estate and construction lending, with originations of these loan types ranging from $48.9 million, or 96 percent of loan originations in fiscal 1995, to $76.8, or 88 percent of loan originations in fiscal 1997. Guaranty has not historically purchased loans, and has sold a portion of loans originated in the secondary market.

RP Financial, LC.
Page 1.14

Asset Quality
-------------

         Exhibit I-12 displays Guaranty's delinquent loans from fiscal 1995 to 1997, and shows that the level of delinquent loans (consisting of non-accruing loans and loans greater than 90 days past due and still accruing) has declined in each year since 1993, from 2.42 to 0.52 percent of total loans. REO totaled $210,000 as of June 30, 1997, and the Bank had minimal balances of REO at prior fiscal year ends. As of June 30, 1997, NPAs (defined as delinquent loans plus
REO) equaled $1,038,000, or 0.53 percent of assets and consisted of residential, multi-family and construction loans on non-accrual status and a balance of construction loans over 90 days delinquent, and a balance of REO. As of the same date, the Bank maintained valuation allowances of $2,177,000, equal to 1.38 percent of loans receivable and 209.73 percent of NPAs. Guaranty had classified assets of $2.2 at June 30, 1997, all of which were classified as substandard (see Exhibit I-13).

Funding  Composition  and Strategy
----------------------------------

         Exhibits I-14 and I-15 provide data pertaining to Guaranty's deposit composition at fiscal year ends 1995 through 1997. Guaranty's deposits consist of CD accounts, which totaled $122.6 million, or 81.1 percent of total deposits, and a base of core deposits (passbook accounts, NOW accounts, non-interest checking accounts, and MMDAs) which totaled $28.6 million, or 18.9 percent of total deposits. NOW accounts were the largest component of core deposits and totaled $9.4 million, or 6.2 percent of total deposits, at June 30, 1997, followed by passbook accounts totaling $8.6 million, money market deposits totaling $8.3 million and non-interest bearing accounts totaling $2.3 million. Going forward, the Bank intends to try to increase the base of transaction accounts in order to lower the overall cost of funds and assist in funding anticipated increases in lending operations.

         CDs accounted for approximately 81.1 percent of Guaranty's deposit base at June 30, 1997. Approximately 66 percent of the CD portfolio was scheduled to mature in one year or less. Jumbo CDs, which tend to be more rate sensitive than lower balance CDs, accounted for $8.0 million, or 5.3 percent of deposits, at June 30, 1997. The level of jumbo CDs in the Bank's CD portfolio is significant in that jumbo CDs tend to be more rate sensitive than smaller denomination CDs, increasing the Bank's interest rate risk to a degree.

         Due to recent lending activity, the Bank has utilized borrowings from the FHLB of Des Moines. These advances are secured by the Bank's stock in the FHLB and a portion of Guaranty's mortgage loans, and are generally maturity-matched with real estate loans. As of June 30, 1997, the Bank had FHLB advances of $18.2 million outstanding with maturities primarily between 1998 and the year 2002, and an average interest rate of 6.12 percent.

RP Financial, LC.
Page 1.15

Subsidiary Operations
---------------------

         The Bank currently has one subsidiary, Guaranty Financial Services of Springfield, Inc. The Bank had an investment of $643,000 in this subsidiary as of June 30, 1997. Guaranty Financial sells mutual funds, fixed and variable rate annuities, unit investment trusts, individual stocks and bonds and life insurance. Such sales are completed through an agreement with "INVEST" for providing brokerage services. In addition, the subsidiary acts as a real estate broker for properties owned by the Bank.

Legal  Proceedings
------------------

         Other than the routine legal proceedings that occur in the Bank's ordinary course of business, Guaranty is not involved in litigation which is expected to have a material impact on Guaranty's financial condition or operations.

RP Financial, LC.
Page 2.1

                                 II. MARKET AREA

Introduction
------------

         Guaranty conducts operations out of a headquarters office in the city of Springfield, Greene County, Missouri, and three branch offices in Springfield (see Exhibit II-1). Greene County, part of the Springfield, MO metropolitan statistical area ("MSA"), is located in southwestern Missouri. Springfield is the largest city in southwest Missouri and serves as an economic hub to the southwest portion of Missouri and proximate areas in southeast Kansas, northeast Oklahoma and northwest Arkansas. Located along the major transportation route of Interstate 44 (and the location of the old U.S. Route 66), Springfield also operates as an access point for the Missouri resort areas of Branson (to the south) and Lake of the Ozarks (to the northeast). The Springfield MSA population, which includes the counties of Greene, Christian and Webster, was estimated at 300,000 in 1997, with 75 percent of the population residing in Greene County. The Springfield economy exhibits many characteristics of an urban market, with employment diversified into industries such as services, manufacturing, and retail trade. Springfield is also a regional agribusiness center given the role of agriculture in the economies of the more outlying areas of Greene County and the MSA (dairy farming and livestock industries form the historical basis of the area's economy).

         Greene County represents the Bank's primary market area for deposit generation as most of Guaranty's depositors live in this county. Lending activities are concentrated in Greene County and in the surrounding counties of Christian and Webster, and to a lesser extent, other outlying counties. Christian County, Missouri is a growing suburban and rural area to the south of Springfield.

         The Bank's offices operate in a market area with rising levels of population and households. The Greene County economy, historically based on agriculture, has gradually diversified into most economic sectors, and currently maintains an employment sector cross-section that mirrors the national averages. Major employment sectors include health care/clinics, health services, government agencies, schools and manufacturing. The region has recorded demographic and economic growth for a number of years, with lower than average unemployment levels, and historically has experienced relatively steady growth, avoiding periods of rapid growth or contraction in the economy.

         Competition from other financial institutions operating in Greene County includes approximately 17 commercial banks and five other savings institutions, with four of the commercial banks and one of the savings institutions having a larger presence than Guaranty. A number of de novo financial institutions have begun operations in the market area in recent periods, reflecting the attractiveness of the market area for financial services firms. The Bank maintains a market share of approximately five percent of overall financial institution

RP Financial, LC.
Page 2.2


deposits in Greene County. Similar to the Bank, a number of the other financial institutions are locally-owned community-oriented banks and savings institutions. Guaranty has experienced growth in deposits and market share in recent years due in part to an increased emphasis on marketing the Bank's products and services. However, competition remains high in the marketplace.

         Future business and growth opportunities for Guaranty will be partially influenced by economic and demographic characteristics of the market served, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been briefly examined in the following pages to help determine the growth potential that exists for the Bank and the relative economic health of the market area, and the related impact on the value.

National Economic Factors
-------------------------

         Over the past year, national economic growth has been mixed. The third quarter of 1996 started with a continuation of second quarter trends, although mid-July Congressional testimony by the Federal Reserve Chairman hinted of expectations that the economy would taper off slightly in the second half of 1996. However, much of the economic data released during July and August continued to indicate a fairly robust pace of economic growth. Such economic data included a stronger than expected increase in July durable goods orders, the consumer confidence index hitting a six year high and a decline in the August unemployment rate. Comparatively, for the balance of the third quarter, economic data, such as a decline in August durable goods orders and smaller than expected increases in August retail sales and consumer prices, suggested that the economy was cooling off. A slight increase in the September unemployment rate further signaled a slowing economy.


         Economic data released at the beginning of the fourth quarter generally confirmed that the national economy was slowing. October unemployment remained at 5.2 percent, although the number of new jobs being added to the economy was lower compared to job growth recorded during the late-spring and the summer. Third quarter GDP growth fell to a 2.2 percent annual rate, versus a comparative
4.7 percent rate in the second quarter. Wage data also indicated that inflation was under control, as wages remained flat for production and nonsupervisory workers in October, despite a $0.50 increase in the minimum wage rate that became effective on October 1, 1996. While the November unemployment rate climbed to 5.4 percent from 5.2 percent in October, inflation concerns were heightened somewhat by an unexpectedly sharp $0.09 jump in average hourly earnings. However, most of the economic data released at the close of 1996, which included jobless claims rising to a five

RP Financial, LC.
Page 2.3

month high in November and a decline in November durable goods orders, suggested that the economy was sluggish and non-inflationary.

         While fourth quarter GDP growth came in at a stronger than expected 4.7 percent annual growth rate (subsequently revised to 3.9 percent), most of the economic data released during the beginning of the first quarter of 1997 indicated a continuation of moderate economic growth. Such measures as a 1.9 percent decline in December durable goods orders and a modest uptick in the January 1997 unemployment rate to 5.4 percent, versus 5.3 percent in December 1996, eased concerns that the economy was overheating. However, the increase in the unemployment rate was attributable to more people who entered the job force, and some markets have been experiencing labor shortages. In congressional testimony at the end of February 1997, the Federal Reserve Chairman indicated that he anticipated recent signs of lower job insecurity among workers would lead to upward pressure in wages, which could possibly trigger the Federal Reserve to boost interest rates. Signs of inflation became more notable during March and April, with most economic indicators posting month-to-month increases from January to February. Most notably, during February industrial production increased 0.5 percent, housing starts rose 12.2 percent and the sale of existing homes jumped 9.0 percent. Accelerating economic growth was further indicated by a decline in the March unemployment rate to 5.2 percent, versus 5.3 percent for February, and a higher than expected rise in the March "core" producer price index, which posted its largest increase in 18 months. The revised first quarter GDP growth rate, released in late May 1997, was an annual rate of 5.9 percent, far exceeding analysts' projections, and gave more evidence of the strong economy. The unemployment rate for April 1997 declined to 4.9 percent, also an indicator of a strong economy.

         More recent economic data released in the second quarter of 1997 indicates a continued expanding economy, as retail sales have increased modestly from the prior quarter's level, and business inventories have also increased, which added to the first quarter GDP growth figures. New home sales also remained steady based on the latest data available. Automobile sales for May increased from April levels, but remained below year-earlier levels. Overall, GDP growth for the second quarter of 1997 is estimated at 2.0 to 2.5 percent, a significant drop from the first quarter 1997 results.

         Consistent with recent economic activity, interest rate trends have been varied as well over the past year. In early-July 1996, the release of a strong June employment report had a more severe effect on bond prices, as the large drop in unemployment provided for one of the largest one day declines in bond prices with the yield on the 30-year benchmark bond increasing from 6.93 percent to 7.18 percent. After trending lower for a brief period during early- and mid-August, interest rates moved higher in late-August and early-September as inflation concerns were raised by the stronger than expected economic growth.

RP Financial, LC.
Page 2.4

         The Federal Reserve's decision not to raise interest rates at its September and October 1996 meetings, along with economic data providing indications of a cooling economy, translated into a declining interest rate environment during late-September and through most of October. Interest rates continued to edge lower through November, as the October economic data suggested that inflationary pressures were non-threatening. Bond prices declined slightly in early-December, as investors focused on weakness in the dollar and rising oil prices. Concern over Japanese investors slowing their buying of U.S. Treasury notes caused bond prices to slide in mid-December, despite economic data which continued to indicate mild inflation. Interest rates were somewhat trendless at the close of 1996, as the Federal Reserve elected not to change interest rates at its December meeting.

         With few inflationary signs, interest rates held steady at the beginning of 1997, which was followed by a mild easing in interest rates during the first half of February. Indications of slowing economic growth and the Federal Reserve's decision to leave rates unchanged at its early-February meeting spurred the downward trend in interest rates. However, interest rates edged higher in late-February, following renewed concerns by the Federal Reserve Chairman over the sharp rise in the stock market during the past two years. After stabilizing briefly, the strengthening economy and growing expectations of a rate increase by the Federal Reserve propelled interest rates higher in late-March 1997.

         The Federal Reserve increased short-term interest rates by 0.25 percent in late-March 1997, which was followed by a sharp sell-off in the bond market. For the first time in six months, the rate on the 30-year benchmark bond moved above 7.0 percent. Inflation concerns pushed interest rates higher during the first half of April 1997, which was followed by a slight decline in interest rates on rumors of a national budget accord. Throughout the end of April and the month of May 1997, interest rates continued to fluctuate in a moderately narrow range as various economic indicators showed various signs of growth and/or stability in the economy. The most recent revision to the inflation rate in May 1997 showed a 2.2 percent annual rate. Confidence in the nation's economy was relatively strong through August 1997, reflecting little signs of inflation, continued strong stock market performance and an overall positive business outlook, and as of mid-September 1997 one- and thirty-year U.S. Government bonds were yielding 5.59 percent and 6.69 percent, respectively (see Exhibit II-2 for historical interest rate information).

RP Financial, LC.
Page 2.5

Market Area Demographics
------------------------

         Demographic growth trends in the Bank's primary market area of Greene County have been measured by changes in population, number of households and median household income and other data, with trends in those areas summarized by the data presented in Exhibit II-3. Missouri and U.S. data is provided for comparative purposes, and trends in this data provide some indication of future levels of business activities for financial institutions.


         The Bank's offices are located within the Springfield MSA, which has reported relatively higher growth in population and households during the 1990s in comparison to statewide and national averages. Greene County recorded demographic growth at a rate less than the MSA and in line with the state and national averages, indicating that the outlying MSA counties of Christian and Webster have increased in population and households at a higher rate. Overall growth of the MSA is an indication of the area's attractiveness to new residents and businesses, which include a relatively low cost of living, lower housing costs, and a well diversified economy and employment base. The growth in Christian County reflects the increasing influence of the Branson area to the south. The respective growth trends for Greene County and the MSA as a whole are projected to continue through the year 2002.

         Although the Springfield MSA is the third largest metropolitan area in the state of Missouri, the MSA's location in rural southwestern Missouri results in lower income levels in comparison to statewide and national averages. Estimated per capita annual income for 1997 in the MSA is approximately $16,300, 8 percent less than the statewide average. Greene County, which contains the majority of the MSA population and income, reported per capita income slightly higher than the MSA level. Median household income levels follow a similar relationship, with the MSA and Greene County levels moderately below the state averages. Income distribution levels are also similar to per capita income figures, revealing that the Springfield area has a higher proportion of lower income households (below $50,000 annually), reflecting the more rural nature of the area. The median age for the Springfield MSA is slightly lower than the state averages, indicating a certain attractiveness of the area to younger residents. Based on the rising population trends and comparable income levels, growth opportunities in the primary market area counties for financial institution deposits can be expected to be available, although limited by the size of the overall population base and by the level of competition.

RP Financial, LC.
Page 2.6

Economy
-------

         Employment in the Springfield MSA and Greene County is generally diversified, containing employment primarily in services (28 percent of the labor force), retail/wholesale trade (27 percent) and manufacturing (15 percent). Similar to most areas of the country, the Springfield area has evolved from a manufacturing and agricultural economy to a more service-based economy, with a history of steady growth, with few large expansions or contractions in the market area economy. In particular, Springfield has developed into a regional employment center for medical care, agribusiness, and for financial institutions. Table 2.1 displays a list of major employers in the Springfield MSA, and Exhibit II-4 presents additional data concerning sources of personal income and employment sectors.

                                    Table 2.1
                                 Major Employers

          Employer                                           Industry                            Employees
          --------                                           --------                            ---------
                                Springfield Area

      St. John's Health System                           Health Care                               6,100
      Cox Health System                                  Health Care                               4,934
      Bass Pro Shops                                     Sporting Goods Retail/Wholesale           3,500
      Springfield Public Schools                         Education                                 3,000
      State of Missouri                                  Government                                2,000
      City of Springfield                                Government                                1,700
      Southwest MO State University                      Education                                 1,700
      Aarons Automotive Products                         Automotive Parts                          1,500
      Hudson Foods                                       Food                                      1,200
      MCI                                                Telecommunications                        1,200
      Gen. Council Assemblies of God                     Religious Organization                    1,200
      Kraft Foods                                        Food Distribution                         1,100
      Sweethart Cup Company                              Plastic Dinnerware                        1,100
      O'Reilly Auto Parts                                Automotive Parts                          1,000
      General Electric Company                           Manufacturing                             1,000
      Associated Wholesale Grocers                       Food Wholesale                            1,000

      Source:  Local Area Chamber of Commerce.

         The level of, and recent trends in, unemployment in a given market area is another indication of the economic health of the market area. Table 2.2 displays unemployment data in the local market area as of May 1997 and May 1996. The labor force unemployment rates for Greene County and the city of Springfield remain below state and national averages, and the employment situation has improved in the most recent twelve month period for all areas examined. This data, which indicates a relatively positive economic situation for Guaranty's

RP Financial, LC.
Page 2.7

market area, reflects in part the attractiveness of the Springfield MSA for employers, providing a sufficient number of employment opportunities in the market area.


                                    Table 2.2
                         Market Area Unemployment Trends

         Region                                      May 1996         May 1997
         ------                                      --------         --------

         United States                                  5.4%            4.7%
         Missouri                                       4.2             3.8
         Greene County                                  3.1             2.8
         City of Springfield                            3.5             3.1


         Source:  U.S. Bureau of Labor Statistics.



Deposit Trends and Competition
------------------------------

         Guaranty's market area (defined as Greene County for deposits), is characterized by the presence of a number of both locally-based and regional financial institutions, including commercial banks and savings institutions. Table 2.3 displays deposit market trends for the state of Missouri and the primary market area from June 30, 1994 to June 30, 1996. Overall, financial institution deposits showed an increase statewide, with commercial banks showing growth while savings institutions lost deposits. This trend of moderate increases in overall deposits, similar to the rest of the nation, reflects in part disintermediation whereby banking customers have also placed available funds into other types of financial intermediaries such as mutual funds, investment firms, brokerage houses, and insurance companies. The shrinkage in SAIF-insured thrift deposits in Missouri was due to a number of thrift acquisitions by commercial banks during this time period coupled with the impact of disintermediation.

         Deposit trends in Greene County exhibited a stronger rate of deposit increase, as total deposits increased by 4.6 percent annually over the two year period. Similar to the statewide trends, commercial banks recorded an increase in deposits, while savings institutions lost deposits. The relatively strong deposit growth in Greene County is believed to be attributable to the continued growth of the population base and economy in the Springfield MSA, along with the reduction in unemployment rates in recent years as more people were working. Guaranty, similar to the other local commercial banks, has recorded increases in deposits over the time period shown in Table 2.3, and recorded higher rates of deposit growth than the market area overall. Notably, Guaranty gained deposits while savings institutions lost deposits as a whole. This has resulted in an increase in deposit market share in Greene County for the Bank since June 30, 1994.

                     --------------------------------------
                                    Table 2.3
                          Guaranty Federal Savings Bank
                                 Deposit Summary
                     --------------------------------------

--------------------------------------------------------------------------------------------------------------------------------


                                                                   As of June 30,
                                 -----------------------------------------------------------------------------
                                                 1994                                    1996                       Deposit
                                 -------------------------------------   -------------------------------------
                                                  Market   Number of                       Market   Number of     Growth Rate
                                    Deposits       Share    Branches        Deposits       Share    Branches       1994-1996
                                    --------       -----    --------        --------       -----    --------       ---------
                                                               (Dollars In Thousands)                                 (%)
A. Deposit Summary
------------------
   State of Missouri             $65,690,283       100.0%   1,848        $70,084,895        100.0%      1,877           3.3%
      Commercial Banks            54,410,515        82.8%   1,541         59,988,569         85.6%      1,612           5.0%
      Savings Institutions        11,279,768        17.2%     307         10,096,326         14.4%        265          -5.4%

    Greene County                 $2,743,809       100.0%      75         $3,003,859        100.0%         80           4.6%
      Commercial Banks             1,939,327        70.7%      51          2,259,693         75.2%         57           7.9%
      Savings Institutions           804,482        29.3%      24            744,166         24.8%         23          -3.8%
        Guaranty                     141,087         5.1%       3            156,897          5.2%          4           5.5%


--------------------------------------------------------------------------------------------------------------------------------

 Source: FDIC; OTS.

RP Financial, LC.
Page 2.9



Summary
-------

         The overall condition of the Bank's market area can be characterized as positive, with a growing population, household and deposit base. The local Springfield MSA economy is relatively diversified and unemployment rates remain below state and national averages, notwithstanding the population increases. The size of the MSA and the nature of the local economy and demographic characteristics has resulted in a number of competitors for the Bank's loan and deposit customers. Going forward, in view of the local demographic and economic trends and the numbers and types of competitors in the market area, the competition for deposits is expected to remain substantial, which will result in Guaranty having to pay competitive deposit rates to maintain and/or increase local market share. The Bank's current deposit market share in the range of five percent indicates that some gains in deposit market share may be achievable. The reinvestment of stock proceeds from the conversion may mitigate to some extent the potentially higher funding costs to attract deposits through anticipated loyalty of local shareholders and referrals from local shareholders.

RP Financial, LC.
Page 3.1
                            III. PEER GROUP ANALYSIS

         This chapter presents an analysis of Guaranty's operations versus a group of comparable public companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of the Bank is provided by these public companies. Factors affecting Guaranty's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between the Guaranty and the Peer Group, will then be used as a basis for the valuation of the Bank's to-be-issued common stock.

Selection of Peer Group
-----------------------

         We consider the appropriate Peer Group to be comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed institutions are inappropriate since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and may not be a reliable indicator of market value. We have excluded from the Peer Group all publicly-traded subsidiary institutions of mutual holding companies, because their pricing ratios are distorted by the minority issuance of their shares. We have also excluded from the Peer Group those companies under acquisition and/or companies whose market prices appear to be distorted by speculative factors or unusual operating conditions, and recently converted companies whose stock does not have sufficient seasoning as a public company. The universe of all publicly-traded institutions is included as Exhibit III-1. Pricing characteristics of all thrift institutions are included as Exhibit IV-1 (institutions excluded from the calculation of averages are denoted with a footnote (8)).

         Under ideal circumstances, the Peer Group would be comprised of a minimum of ten similarly sized publicly-traded Missouri thrifts with capital, earnings, asset sizes, balance sheet composition, risk profiles, operating strategies and market areas comparable to the Bank. We were able to select a group of 10 Missouri institutions with certain similarities in various financial and operating characteristics. In the selection process we applied one "screen" to the universe of all public companies as follows:

          o Screen #1. Missouri institutions with assets between $50 and $250 million. Ten companies met the criteria for this screen and all ten were included in the Peer Group (see Exhibit III-2).

 RP FINANCIAL, LC.
 ----------------------------------------
 Financial Services Industry Consultants
 1700 North Moore Street, Suite 2210
 Arlington, Virginia  22209
 (703) 528-1700

                                    Table 3.1
                      Peer Group of Publicly-Traded Thrifts
                              September 17, 1997(1)

                                                   Primary           Operating Total          Fiscal  Conv.  Stock    Market
 Ticker Financial Institution               Exchg. Market            Strat.(2) Assets  Offices  Year  Date   Price    Value
 ------ ---------------------               ------ -------           --------- ------  -------  ----  ----   -----    -----
                                                                                                               ($)    ($Mil)

 CAPS   Capital Savings Bancorp of MO       OTC    Central MO         Thrift     243        7   06-30   12/93  15.75     30
 MBLF   MBLA Financial Corp. of MO          OTC    Northeast MO       Thrift     235        2   06-30   06/93  23.25     30
 CMRN   Cameron Fin. Corp. of MO            OTC    Northwest MO       Thrift     208        3   09-30   04/95  17.75     47
 SMBC   Southern Missouri Bncrp of MO       OTC    Southeast MO       Thrift     166 M      8   06-30   04/94  17.12     28
 FBSI   First Bancshares of MO              OTC    Southcentral MO    Thrift     164        6   06-30   12/93  23.75     26
 HFSA   Hardin Bancorp of Hardin MO         OTC    Western MO         Thrift     108        3   03-31   09/95  16.50     14
 CNSB   CNS Bancorp of MO                   OTC    Central MO         Thrift      98        5   12-31   06/96  17.00     28
 PCBC   Perry Co. Fin. Corp. of MO          OTC    EastCentral MO     Thrift      81        1   09-30   02/95  21.25     18
 NSLB   NS&L Bancorp of Neosho MO           OTC    Southwest MO       Thrift      60        2   09-30   06/95  18.75     13
 LXMO   Lexington B&L Fin. Corp. of MO      OTC    West Central MO    Thrift      59        1   09-30   06/96  16.00     18


     NOTES: (1) Or most recent date available (M=March, S=September, D=December,
                J=June, E=Estimated, and P=Pro Forma)
            (2) Operating strategies are: Thrift=Traditional Thrift,
                M.B.=Mortgage Banker, R.E.=Real Estate Developer,
                Div.=Diversified, and Ret.=Retail Banking.
            (3) FDIC savings bank institution.

     Source: Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

     Date of Last Update: 09/17/97

RP Financial, LC.
Page 3.3



         Table 3.1 lists key characteristics of the Peer Group companies. In general, the Peer Group is comprised of relatively seasoned publicly-traded institutions operating in Missouri with a moderately lower average asset size. While the Peer Group is not exactly comparable to the Bank, we believe that it provides a reasonable representation of publicly-traded thrifts with operations comparable to those of the Bank and thus forms a sound basis for valuation. A summary description of the key characteristics of each of the Peer Group companies selected is detailed below.

o Capital Savings Bancorp of Jefferson City, Missouri. Capital Savings, a $243 million company operating seven offices in and around Jefferson City, was chosen due to its relatively similar asset size and Missouri operations. Capital Savings follows a traditional thrift operating strategy of 1-4 family residential lending, and has a relatively high loans/asset ratio. Capital Savings' equity position is the lowest of the Peer Group.

o MBLA Financial Corp of Macon, Missouri. MBLA is a $235 million institution operating two offices in a primarily rural market area in northeastern Missouri. While MBLA was selected for the Peer Group on the basis of its market area and size, MBLA is unique in that it has engaged in substantial arbitrage, funding investments with borrowed funds, to leverage the high equity position.

o Cameron Financial Corporation of Cameron, Missouri. Cameron Financial is a $208 million thrift operating three branches in a rural market in the northeastern part of the state. Cameron Financial maintains a high proportion of assets in loans receivable, and in particular, construction lending, thus resulting in the highest risk-weighted assets ratio of the Peer Group. Cameron Financial also reported the highest net income and net interest margin of the Peer Group, resulting from high yields on interest earning assets.

o Southern Missouri Bancorp of Poplar Bluff, Missouri. Southern Missouri is a $166 million thrift operating eight branches in a rural market in the southern part of the state. Southern Missouri maintains a high proportion of assets in cash and investments and MBS, due to limited local lending opportunities. Southern Missouri also has pursued loan diversification in recent years.

o First Bancshares of Mountain Grove, Missouri. First Bancshares operates six offices in a rural market in southern Missouri, approximately 60 miles east of Springfield. While lending is dominated by 1-4 family residential mortgages, however, First Bancshares has pursued loan diversification in recent years.

o Hardin Bancorp of Hardin, Missouri. Hardin Bancorp operates in the western portion of Missouri out of three office locations. Hardin Bancorp maintains a relatively high investment in cash and investments and MBS, with loan diversification into commercial business loans.

o CNS Bancorp of Jefferson City, Missouri. CNS Bancorp is a $98 million thrift operating from five offices in central Missouri, with a concentration in commercial real estate lending, primarily in Jefferson City. CNS Bancorp also maintains investments in cash and investments and MBS, although reserve coverage ratios are low relative to other Peer Group members.

o Perry County Financial Corp. of Perryville, Missouri. Perry County operates with $81 million of assets out of a single office location in eastern Missouri. Perry County maintains high levels of investment in cash and investments and MBS, and the lowest investment in loans receivable of the Peer Group members. Perry County also operates with the lowest operating expense level and lowest risk-weighted assets ratio of the Peer Group members.

RP Financial, LC.
Page 3.4

o NS&L Bancorp of Neosho, Missouri. NS&L Bancorp, with $60 million in assets, operates in a primarily rural market outside of Springfield. NS&L Bancorp maintains a high proportion of assets in investments and MBS, due to limited loan opportunities.

o Lexington B&L Financial Corp. of Lexington, Missouri. Lexington is the smallest member of the Peer Group with $59 million in assets and operates in Lexington, Missouri, approximately 60 miles east of Kansas City. Lexington maintains relatively high investment in loans receivable (primarily residential loans), funded with deposits and equity. Reserve coverage ratios are lower than Peer Group averages.

         In aggregate, the Peer Group companies have an average capital ratio that is higher than the industry average (17.63 percent of assets versus 12.88 percent for the all SAIF average), and higher core profitability (0.96 percent versus 0.75 percent for all SAIF-insured publicly-traded institutions). The Peer Group's higher capital ratio results in a lower core ROE of 5.70 percent versus
7.52 percent for the all SAIF average. In terms of pricing, the Peer Group on average trades at a lower price/book ("P/B") multiple and a higher price/earnings ("P/E") multiple relative to the industry (see the following table).


                                             As of September 5, 1997
                                             -----------------------
                                             Peer             All SAIF
                                            Group             Insured
                                            -----             -------

 Equity-to-Assets                           17.63%              12.88%
 Return on Assets ("ROA")-Core               0.96%               0.75%
 Return on Equity ("ROE")-Core               5.70%               7.52%
 Market Capitalization ($Mil)              $25.20             $156.65

 Price-to-Tangible Book Ratio ("P/TB")     112.89%             146.01%
 Price-to-Earnings Multiple ("P/E")-Core    19.91x              18.61x
 Price-to-Assets Ratio ("P/A")              19.67%              17.73%

 Source:  Chapter IV tables.

         The following sections present a comparison of the Bank's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.


Financial  Condition
--------------------

         Table 3.2 shows comparative balance sheet measures for the Bank and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. Information for Guaranty is as of June 30, 1997, and as of the latest available (June 30 or March 31) for the Peer Group. The Bank's pre-conversion net worth of 13.8 percent was below the Peer Group's average net worth ratio of 17.6 percent, although the Bank's capital level can be expected to exceed the Peer Group average on a pro forma

     RP FINANCIAL, LC.
     ------------------------------------------
     Financial Services Industry Consultants
     1700 North Moore Street, Suite 2210
     Arlington, Virginia  22209
     (703) 528-1700

                                    Table 3.2
                   Balance Sheet Composition and Growth Rates
                         Comparable Institution Analysis
                               As of June 30, 1997



                                                                     Balance Sheet as a Percent of Assets
                                         ----------------------------------------------------------------------------------------
                                          Cash and                          Borrowed  Subd.    Net    Goodwill Tng Net    MEMO:
                                         Investments  Loans   MBS  Deposits   Funds   Debt    Worth   & Intang  Worth  Pref.Stock
                                         ----------- ------ ------ -------- -------- ------- -------- -------- ------- ----------

     Guaranty FSB of Springfield MO
     ------------------------------
       June 30, 1997                            8.8   79.3    7.9     75.8      9.1     0.0     13.8      0.0    13.8       0.0

     SAIF-Insured Thrifts                      18.2   67.1   11.4     70.9     14.8     0.2     12.5      0.2    12.3       0.0
     Comparable Group Average                  24.2   62.8   10.6     68.3     13.1     0.0     17.6      0.0    17.6       0.0
       Mid-West Companies                      24.2   62.8   10.6     68.3     13.1     0.0     17.6      0.0    17.6       0.0


     Comparable Group
     ----------------

     Mid-West Companies
     ------------------
     CNSB  CNS Bancorp of MO                   18.9   66.0   11.4     74.5      0.0     0.0     24.9      0.0    24.9       0.0
     CMRN  Cameron Fin. Corp. of MO            11.4   84.0    0.0     60.0     16.9     0.0     21.7      0.0    21.7       0.0
     CAPS  Capital Savings Bancorp of MO       10.2   78.4    9.7     70.5     19.2     0.0      8.8      0.0     8.8       0.0
     FBSI  First Bancshares of MO              14.9   81.8    0.5     71.8     14.4     0.0     13.5      0.0    13.5       0.0
     HFSA  Hardin Bancorp of Hardin MO         29.5   51.6   17.2     68.7     17.6     0.0     12.5      0.0    12.5       0.0
     LXMO  Lexington B&L Fin. Corp. of MO      18.5   76.3    3.0     71.0      0.0     0.0     28.3      0.0    28.3       0.0
     MBLF  MBLA Financial Corp. of MO          37.8   53.8    7.5     43.4     43.8     0.0     12.2      0.0    12.2       0.0
     NSLB  NS&L Bancorp of Neosho MO           33.6   55.7    8.0     73.7      5.0     0.0     19.6      0.0    19.6       0.0
     PCBC  Perry Co. Fin. Corp. of MO          47.6   16.4   34.5     74.8      5.5     0.0     19.2      0.0    19.2       0.0
     SMBC  Southern Missouri Bncrp of MO(1)    19.8   63.6   14.6     75.0      8.2     0.0     15.7      0.0    15.7       0.0


                                    Table 3.2
                   Balance Sheet Composition and Growth Rates
                         Comparable Institution Analysis
                               As of June 30, 1997



                                                  Balance Sheet Annual Growth Rates                          Regulatory Capital
                                          ------------------------------------------------------------    -------------------------
                                                 Cash and   Loans           Borrows.   Net    Tng Net
                                         Assets Investments & MBS  Deposits &Subdebt  Worth    Worth     Tangible   Core   Reg.Cap.
                                         ------ ----------- ------ -------- -------- -------- -------    -------- -------- --------

     Guaranty FSB of Springfield MO
     ------------------------------
       June 30, 1997                        7.72   -14.16    17.11     -3.67     0.00    3.40    3.40        13.00  13.00    23.30

     SAIF-Insured Thrifts                  12.09     8.90    13.03      8.39    16.80    0.45   -0.07        10.92  10.98    22.49
     Comparable Group Average               8.88     0.30     9.22      5.49    40.51   -3.36   -3.36        14.86  14.86    35.49
       Mid-West Companies                   8.88     0.30     9.22      5.49    40.51   -3.36   -3.36        14.86  14.86    35.49


     Comparable Group
     ----------------

     Mid-West Companies
     ------------------
     CNSB  CNS Bancorp of MO                0.03   -33.44    12.96     -0.70       NM    1.38    1.38        19.70  19.70    41.27
     CMRN  Cameron Fin. Corp. of MO        18.35     2.30    18.47      1.28       NM   -2.59   -2.59        17.11  17.11    25.59
     CAPS  Capital Savings Bancorp of MO   11.27    29.69     9.59     12.27    10.71    4.19    4.19         7.89   7.89    16.60
     FBSI  First Bancshares of MO          14.13    21.34    12.70     11.07    73.77   -6.41   -6.38           NM     NM       NM
     HFSA  Hardin Bancorp of Hardin MO     24.23       NM     6.21     12.22       NM   -9.75   -9.75        10.73  10.73    27.53
     LXMO  Lexington B&L Fin. Corp. of MO  -3.36   -36.11     9.25     -0.25       NM  -10.48  -10.48        23.30  23.30    44.10
     MBLF  MBLA Financial Corp. of MO      16.81    23.79    12.79     17.58    20.90    1.67    1.67        11.19  11.19    31.65
     NSLB  NS&L Bancorp of Neosho MO        4.23    -2.54     7.55      2.37       NM  -12.52  -12.52        15.00  15.00    35.10
     PCBC  Perry Co. Fin. Corp. of MO       0.88     5.42    -2.93     -2.93    80.00    3.19    3.19        16.20  16.20    72.60
     SMBC  Southern Missouri Bncrp of MO(1) 2.28    -7.76     5.62      1.99    17.18   -2.31   -2.31        12.61  12.61    25.01

     (1) Financial information is for the quarter ending March 31, 1997.

     Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

     Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 3.6


basis. The increase in the Bank's capital on a pro forma basis can also be expected to reduce its ROE. Neither the Bank or the Peer Group had goodwill or other intangible assets. The Bank and all of the Peer Group companies were in compliance with all fully phased-in regulatory capital requirements and were considered to be well-capitalized by FDICIA standards.

         In terms of asset composition, the Bank's ratio of loans to assets exceeded the Peer Group's ratio (79.3 percent of assets versus 62.8 percent for the Peer Group), while the Peer Group recorded a higher level of MBS (10.6 percent versus 7.9 percent for the Bank). The Bank maintains a lower balance of cash and investments as part of its operating strategy, and the portfolio totaled 8.8 percent of total assets. In contrast, the Peer Group maintained a higher ratio of cash and investments (24.2 percent of assets). Following the conversion, the Bank's level of cash and investments is expected to initially increase, pending the Bank's deployment of the proceeds into loans. Overall, the Bank's IEA totaled 96.0 percent of assets, which was lower than the Peer Group's ratio of 97.6 percent.

         While both the Bank and the Peer Group have relied on deposits as the primary source of funds, the Peer Group on average has utilized borrowings to a greater extent as reflected in the current deposits to assets ratios of 75.8 percent and 68.3 percent, respectively, and borrowings to assets ratios of 9.1 percent and 13.1 percent, respectively. Total interest-bearing liabilities ("IBL") maintained by the Bank and the Peer Group equaled 84.9 percent and 81.4 percent, respectively, with the Peer Group's lower ratio attributable to its higher capital ratio. On a pro forma basis, the Bank's IBL ratio is expected to decline as a result of the Bank's enhanced capital base and potential deposit withdrawals to fund stock purchases.

         The growth rate section of Table 3.2 shows growth rates for key balance sheet items. The growth rates for the Bank are for the year ended June 30, 1997 while growth rates for the Peer Group are for the latest trailing twelve months available. The Bank reported an increase in assets of 7.72 percent since June 30, 1996, while the Peer Group reported asset growth equal to 8.88 percent. The Bank's balance sheet expansion occurred in the area of loans receivable, with cash and investments declining to fund additional increases in loans receivable. Asset growth was support by growth in borrowings (the "NM" indicates that borrowings growth was above 100 percent) and equity, while deposits declined due to less aggressive deposit pricing by the Bank. The Peer Group funded asset growth through a combination of deposits and borrowings. Capital growth rates for the Bank and the Peer Group were generally comparable with the Bank increasing the net worth account, while the Peer Group's capital ratio declined due to stock repurchases and dividends.

RP Financial, LC.
Page 3.7


Income and Expense Components
-----------------------------

         For the twelve months ended June 30, 1997, the Bank's net income amounted to 0.60 percent of average assets, below the 0.74 percent average return posted by the Peer Group (see Table 3.3). Net interest income was the primary component of the Bank's and the Peer Group's earnings. The ratio of net interest income was similar for the Bank and Peer Group, 3.31 and 3.17 percent of average assets, respectively, with Guaranty reporting higher levels of both interest income and interest expense. The Bank's interest income was supported by the greater loan portfolio diversification into higher yielding construction, commercial real estate and consumer loans. Interest expense was elevated for Guaranty, in part due to previous deposit pricing strategies which resulted in a balance of higher costing CDs and a relatively high balance of CDs in portfolio in comparison to savings/transaction accounts. The reinvestment of the net conversion proceeds may serve to initially dilute the Bank's asset yields due to current market rates on short- to intermediate-term investment securities but the net interest margin should increase with an increase in the IEA/IBL ratio.

         In another key area of core earnings strength, the Bank operates with a higher operating expense ratio than the Peer Group (2.15 percent versus 1.82 percent of assets for the Peer Group), which is attributable to its recent office expansion and additional personnel hired to support operations and the overall higher asset base. These features have inflated the Bank's staffing requirements and compensation expenses, as evidenced by the Bank's lower assets per employee ratio relative to the Peer Group median ($2.977 million and $4.655 million, respectively). Going forward, Guaranty's operating expenses will be subject to increase related to operations as a publicly-held company, stock plan expenses the expected growth in operations.

         Non-interest operating income made a similar contribution to both the Bank's and Peer Group's earnings. For the trailing twelve months ended June 30, 1997, the Bank and Peer Group recorded non-interest operating income of 0.23 percent of average assets. This level is only approximately one-half of the industry average, indicating a lower level of earnings diversification for the Bank and Peer Group. Going forward, the Bank anticipates that non-interest operating income will continue to contribute similar levels to overall revenues.

         When viewed together, net interest income, other operating income and operating expenses provide insight into an institution's earnings strength, since those sources of income and expense are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, the Bank's efficiency ratio of 60.90 percent compares less favorably to the Peer Group's ratio of 53.53 percent.

     RP FINANCIAL, LC.
     ----------------------------------------------
     Financial Services Industry Consultants
     1700 North Moore Street, Suite 2210
     Arlington, Virginia  22209
     (703) 528-1700

                                    Table 3.3
        Income as a Percent of Average Assets and Yields, Costs, Spreads
                         Comparable Institution Analysis
                    For the Twelve Months Ended June 30, 1997



                                                             Net Interest Income                   Other Income
                                                             -------------------                   ------------
                                                                               Loss     NII                            Total
                                                  Net                         Provis.  After    Loan   R.E.   Other    Other
                                                Income  Income Expense   NII  on IEA   Provis.  Fees   Oper.  Income  Income
                                                ------  --------------   ---  ------   -------  ----   -----  ------  ------

    Guaranty FSB of Springfield MO
    ------------------------------
       June 30, 1997                              0.60    7.60    4.29   3.31   0.00    3.31    0.00   0.00    0.23     0.23




     SAIF-Insured Thrifts                         0.55    7.38    4.10   3.28   0.14    3.15    0.12   0.01    0.31     0.43
     Comparable Group Average                     0.74    7.22    4.06   3.17   0.06    3.11    0.03   0.01    0.19     0.23
       Mid-West Companies                         0.74    7.22    4.06   3.17   0.06    3.11    0.03   0.01    0.19     0.23


     Comparable Group
     ----------------

     Mid-West Companies
     ------------------
     CNSB  CNS Bancorp of MO                      0.42    7.11    3.70   3.41   0.06    3.36    0.05   0.01    0.11     0.17
     CMRN  Cameron Fin. Corp. of MO               1.06    8.01    3.99   4.03   0.24    3.78    0.08   0.00    0.02     0.10
     CAPS  Capital Savings Bancorp of MO          0.67    7.62    4.45   3.17   0.05    3.12    0.08   0.00    0.43     0.51
     FBSI  First Bancshares of MO                 0.91    7.51    4.17   3.34   0.05    3.29    0.01   0.04    0.29     0.34
     HFSA  Hardin Bancorp of Hardin MO            0.52    7.31    4.37   2.94   0.07    2.87    0.04   0.01    0.21     0.25
     LXMO  Lexington B&L Fin. Corp. of MO         1.02    7.45    3.78   3.66   0.03    3.63    0.00   0.00    0.15     0.15
     MBLF  MBLA Financial Corp. of MO             0.67    6.95    4.82   2.13   0.04    2.08    0.00   0.00    0.01     0.00
     NSLB  NS&L Bancorp of Neosho MO              0.49    6.45    3.39   3.05   0.00    3.05    0.01   0.00    0.32     0.33
     PCBC  Perry Co. Fin. Corp. of MO             0.93    6.82    3.97   2.85   0.02    2.83    0.00   0.00    0.04     0.04
     SMBC  Southern Missouri Bncrp of MO(1)       0.71    7.03    3.91   3.12   0.05    3.07    0.03   0.05    0.33     0.41


                                    Table 3.3
        Income as a Percent of Average Assets and Yields, Costs, Spreads
                         Comparable Institution Analysis
                    For the Twelve Months Ended June 30, 1997



                                                   G&A/Other Exp.    Non-Op. Items  Yields, Costs, and Spreads
                                                   --------------    -------------  --------------------------
                                                                                                                    MEMO:     MEMO:
                                                    G&A  Goodwill      Net  Extrao.     Yield     Cost  Yld-Cost  Assets/  Effective
                                                  Expense  Amort.     Gains  Items   On Assets Of Funds Spread    FTE Emp. Tax Rate
                                                  -------  ------     -----  -----   -------------------------    -----------------

    Guaranty FSB of Springfield MO
    ------------------------------
       June 30, 1997                                2.15    0.00      -0.44   0.00     8.10      5.23     2.87     2,977      36.42




     SAIF-Insured Thrifts                           2.33    0.03      -0.31   0.00     7.44      4.67     2.77     4,572      37.03
     Comparable Group Average                       1.82    0.00      -0.34   0.00     7.39      5.04     2.35     6,324      37.23
       Mid-West Companies                           1.82    0.00      -0.34   0.00     7.39      5.04     2.35     6,324      37.23


     Comparable Group
     ----------------

     Mid-West Companies
     ------------------
     CNSB  CNS Bancorp of MO                        2.19    0.00      -0.53   0.00     7.36      4.95     2.41     3,643      47.38
     CMRN  Cameron Fin. Corp. of MO                 1.78    0.00      -0.41   0.00     8.33      5.36     2.97     4,002      37.23
     CAPS  Capital Savings Bancorp of MO            2.13    0.00      -0.40   0.00     7.75      4.95     2.80     3,150      39.57
     FBSI  First Bancshares of MO                   1.92    0.01      -0.29   0.00     7.72      4.91     2.81     2,645      35.69
     HFSA  Hardin Bancorp of Hardin MO              1.90    0.00      -0.41   0.00     7.45      5.19     2.26     5,685      37.03
     LXMO  Lexington B&L Fin. Corp. of MO           1.75    0.00      -0.46   0.00     7.60      5.44     2.16     5,924      34.49
     MBLF  MBLA Financial Corp. of MO               0.68    0.00      -0.29   0.00     7.01      5.59     1.42    21,348      40.63
     NSLB  NS&L Bancorp of Neosho MO                2.26    0.00      -0.42   0.00     6.62      4.37     2.26     3,981      30.62
     PCBC  Perry Co. Fin. Corp. of MO               1.13    0.00      -0.22   0.00     6.92      4.92     2.00     9,012      39.37
     SMBC  Southern Missouri Bncrp of MO(1)         2.48    0.00       0.02   0.00     7.18      4.73     2.45     3,853      30.28



     (1) Financial information is for the quarter ending March 31, 1997.


     Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

     Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 3.9


         During the most recent fiscal year, Guaranty recorded non-operating expense of 0.44 percent of average assets, while the Peer Group as a whole recorded net non-operating expense of 0.34 percent of average assets. Like Guaranty, all of the Peer Group companies were affected by the SAIF assessment charge to income during the quarter ended September 30, 1996. The Bank recorded non-operating income in the form of gains on the sale of interest-earning assets. Loan loss provisions for the Peer Group and Guaranty were similar at zero and 0.06 percent of average assets, respectively.

Loan  Composition
-----------------

         Table 3.4 presents data related to the loan composition of the Bank and the Peer Group. The Peer Group exhibited a greater emphasis on residential lending than the Bank, with 1-4 family permanent mortgage loans and MBS accounting for 86.08 percent and 71.96 percent of the Peer Group's and the Bank's total loan and MBS portfolios, respectively. Similar to the Bank, most of the Peer Group members are not active sellers of loans in the secondary market with servicing retained and maintaining minimal balances of loans serviced for others.

         The Bank's loan portfolio exhibited greater diversification into higher risk weight loans than the Peer Group's loan portfolio. Construction/land lending is the Bank's primary method of lending diversification, and such loans comprised 15.3 percent of the total loan and MBS portfolio at June 30, 1997, with commercial real estate comprising an additional 11.4 percent. The Peer Group's loan portfolio diversification was relatively constant in the areas of construction/land, commercial real estate and commercial business lending. Overall, however, the Bank's loan portfolio diversification was above that of the Peer Group, as Guaranty's commercial real estate, construction, consumer and commercial business loans totaled 29.7 percent of total loans and MBS, while the Peer Group's combined level of these loan categories totaled only 15.8 percent. The Bank's risk-weighted assets ratio was higher than the Peer Group, measured at 57.8 and 46.2 percent, respectively, reflecting the greater loan portfolio diversification into higher risk earning assets.

Credit Risk
-----------

         Guaranty's credit risk exposure appears to be comparable to the Peer Group's based on the Bank's higher reserve coverage ratios, offset by a similar level of NPAs and higher risk-weighted assets ratio. As shown in Table 3.5, as of June 30, 1997, the Bank recorded NPAs of 0.52 percent of assets, comparable to the Peer Group average of 0.45 percent, and maintained a similar ratio of non-performing loans ("NPLs") to loans of 0.45 percent versus 0.46 percent for the Peer Group. Both the Bank and Peer Group reported a minor level of real estate owned. The Bank maintained a higher level of loss reserves as a percent of loans receivable (1.38

     RP FINANCIAL, LC.
    ----------------------------------------
     Financial Services Industry Consultants
     1700 North Moore Street, Suite 2210
     Arlington, Virginia  22209
     (703) 528-1700

                                                                                 Table 3.4
                                                             Loan Portfolio Composition and Related Information
                                                                      Comparable Institution Analysis
                                                                             As of June 30, 1997



                                           Portfolio Composition as a Percent of MBS and Loans
                                           ---------------------------------------------------
                                                    1-4     Constr.   5+Unit    Commerc.             RWA/      Serviced    Servicing
 Institution                              MBS     Family    & Land    Comm RE   Business  Consumer  Assets    For Others     Assets
 -----------                              ---     ------    ------    -------   --------  --------  ------    ----------     ------
                                          (%)       (%)       (%)       (%)       (%)        (%)      (%)         ($000)     ($000)

 Guaranty FSB of Springfield MO            8.60     63.36     15.27     11.35      0.21      2.84     57.77       14,163         39


 SAIF-Insured Thrifts                     15.44     61.51      5.27     11.71      6.49      1.71     51.91      403,354      2,908
 Comparable Group Average                 19.00     67.08      5.66      5.14      4.36      0.65     46.15        7,107          2


 Comparable Group
 ________________


 CNSB  CNS Bancorp of MO                  17.52     64.60      2.79     13.62      1.61      1.03     46.31       21,342         23
 CMRN  Cameron Fin. Corp. of MO            0.01     71.13     32.92      4.64      3.98      0.36     65.32            0          0
 CAPS  Capital Savings Bancorp of MO      13.50     75.52      1.38      3.76      6.24      0.00     49.12       41,016          0
 FBSI  First Bancshares of MO              0.76     77.27      8.25      7.29      5.58      2.39     61.61           18          0
 HFSA  Hardin Bancorp of Hardin MO        29.12     61.57      1.83      1.28      6.97      0.00     39.01        8,691          0
 LXMO  Lexington B&L Fin. Corp. of MO      4.36     85.12      2.31      2.35      6.38      0.00     50.03            0          0
 MBLF  MBLA Financial Corp. of MO         15.56     78.14      0.00      5.74      0.24      0.31     36.10            0          0
 NSLB  NS&L Bancorp of Neosho MO          14.76     77.63      1.78      0.21      6.35      0.00     41.47            0          0
 PCBC  Perry Co. Fin. Corp. of MO         70.93     25.13      1.94      0.80      0.95      0.86     21.62            0          0
 SMBC  Southern Missouri Bncrp of MO(1)   23.44     54.63      3.41     11.71      5.36      1.52     50.88            0          0


 (1) Financial information is for the quarter ending March 31, 1997.


 Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

 Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 3.12


percent versus 0.46 percent for the Peer Group), and higher ratios of reserves as a percent of NPLs and total NPAs.

Interest Rate Risk
------------------

         Table 3.6 reflects the relative interest rate risk exposure of Guaranty and the Peer Group. The Bank's lower capital level was the key factor contributing to its lower IEA/IBL ratio relative to the Peer Group (113.1 percent versus 120.5 percent, respectively). The Bank's lower capital and IEA/IBL ratios increases its funding costs relative to the Peer Group. However, the Bank's capital ratio and IEA/IBL ratio will increase on a post-conversion basis. The Bank maintained a higher ratio of non-interest earning assets, which is less favorable from an interest rate risk perspective as it decreases the proportion of assets repricing upward in a rising rate environment.

         In the absence of available or comparable gap and rate shock analyses for the Peer Group, the change in the quarterly net interest income ratio to average assets for the Bank and the Peer Group has been examined in relation to the change in market interest rates. As shown in Table 3.6, the Bank's net interest margin has recently shown more sensitivity to changing market interest rates than the Peer Group's average net interest margin. On a pro forma basis, the Bank's higher capital position and reinvestment of proceeds in short- to intermediate-term securities can be expected to lower exposure to changes in interest rates.

Summary
-------

         Based on the above analysis and the criteria employed by in the Peer Group selection process, the Peer Group appears to form a reasonable basis for determining the pro forma market value of the Bank, subject to the adjustments noted in the following section.

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                                                                Table 3.5
                                                               Credit Risk Measures and Related Information
                                                                     Comparable Institution Analysis
                                                             As of June 30, 1997 or Most Recent Date Available



                                                       NPAs &                                   Rsrves/
                                              REO/     90+Del/    NPLs/    Rsrves/   Rsrves/    NPAs &   Net Loan       NLCs/
Institution                                  Assets    Assets     Loans     Loans     NPLs      90+Del   Chargoffs     Loans
-----------                                  ------    ------     -----     -----     ----      ------   ---------     -----
                                               (%)       (%)       (%)       (%)       (%)        (%)      ($000)       (%)

Guaranty FSB of Springfield MO                0.11      0.52      0.45      1.38    304.48    209.73           63        0.04


SAIF-Insured Thrifts                          0.28      0.79      0.84      0.82    176.81    130.83          392        0.16
Comparable Group Average                      0.02      0.45      0.46      0.46    261.68    105.34            4        0.03


Comparable Group
----------------

CNSB  CNS Bancorp of MO                       0.00      0.53      0.80      0.58     72.14     72.14            0        0.00
CMRN  Cameron Fin. Corp. of MO                0.00      0.73      0.28      0.97    347.55    111.82            0        0.00
CAPS  Capital Savings Bancorp of MO           0.03      0.31      0.18      0.39    216.08     97.24            2        0.00
FBSI  First Bancshares of MO                  0.07      0.56      0.04      0.36    845.61     52.51            7       -0.01
HFSA  Hardin Bancorp of Hardin MO             0.00      0.09      0.18      0.32    179.21    179.21           13        0.10
LXMO  Lexington B&L Fin. Corp. of MO          0.00      0.48      0.62      0.49     78.37     78.37           20        0.18
MBLF  MBLA Financial Corp. of MO              0.00      0.25      0.45      0.50    109.19    109.19            0        0.00
NSLB  NS&L Bancorp of Neosho MO               0.00      0.03      0.03      0.13    466.67    210.00            0        0.00
PCBC  Perry Co. Fin. Corp. of MO              0.00        NA        NA      0.19        NA        NA            0        0.00
SMBC  Southern Missouri Bncrp of MO(1)        0.07      1.10      1.60      0.64     40.26     37.60            0        0.00


(1) Financial information is for the quarter ending March 31, 1997.


Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC.
        calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                    Table 3.6
         Interest Rate Risk Measures and Net Interest Income Volatility
                         Comparable Institution Analysis
                As of June 30, 1997 or Most Recent Date Available


                                         Balance Sheet Measures
                                         ----------------------
                                                        Non-Earn.              Quarterly Change in Net Interest Income
                                                        ---------              ---------------------------------------
                                       Equity/     IEA/   Assets/
Institution                            Assets      IBL     Assets    06/30/97  03/31/97  12/31/96  09/30/96  06/30/96  03/31/96
-----------                            ------      ---     ------    --------  --------  --------  --------  --------  --------
                                         (%)       (%)       (%)     (change in net interest income is annualized in basis points)

Guaranty FSB of Springfield MO           13.8     113.1       4.0         21        -8        17        25         0         0


SAIF-Insured Thrifts                     12.2     112.8       3.3          0         0        -0        -1         8         7
Comparable Group Average                 17.6     120.5       2.4          6        -7         8         1         9         7


Comparable Group
----------------

CNSB  CNS Bancorp of MO                  24.9     129.3       3.7          5        12         5        53        24        14
CMRN  Cameron Fin. Corp. of MO           21.7     124.0       4.6         -2       -24         4        -6         6        10
CAPS  Capital Savings Bancorp of MO       8.8     109.6       1.7          4        -3        -1       -12         1        -7
FBSI  First Bancshares of MO             13.5     112.8       2.8         -9        14        -5       -10        17        16
HFSA  Hardin Bancorp of Hardin MO        12.5     113.9       1.7          8       -40         2        -5         6        19
LXMO  Lexington B&L Fin. Corp. of MO     28.3     137.7       2.2         12         3        59        -4         9        -4
MBLF  MBLA Financial Corp. of MO         12.2     113.7       0.9         22       -38        31        -7        12        14
NSLB  NS&L Bancorp of Neosho MO          19.6     123.4       2.8          7         8         0       -19        13       -36
PCBC  Perry Co. Fin. Corp. of MO         19.2     122.5       1.5          3        20       -10         3         3         8
SMBC  Southern Missouri Bncrp of MO(1)   15.7     117.8       2.0         NA       -22        -2        14        -4        36


(1) Financial information is for the quarter ending March 31, 1997. NA=Change is greater than 100 basis points during the quarter.


Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 4.1

                             IV. VALUATION ANALYSIS
Introduction

         This chapter presents the valuation analysis, prepared pursuant to the approved valuation methodology promulgated by the OTS, and valuation factors used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the conversion of the MHC. The MHC is converting to a Delaware stock corporation pursuant to the Plan. The pro forma valuation methodology has been modified to reflect the unique characteristics of the conversion of the MHC, specifically the fact that the MHC will be selling only a partial ownership interest in the Subscription and Community offerings, instead of a 100 percent ownership interest as would be the case in a standard conversion.

Appraisal  Guidelines
---------  ----------

         The OTS appraisal guidelines, originally released in October 1983, specify the methodology for estimating the pro forma market value of an institution. The methodology included: (1) selection of a peer group of comparable seasoned publicly-traded institutions whose pricing is not distorted due to a variety of factors; (2) a fundamental analysis of the subject company to the peer group; and (3) a pro forma valuation analysis of the subject company based on the market pricing of the peer group as of the date of valuation. The amended valuation guidelines also limit the amount of a new issue discount which may be incorporated into the valuation and thereby curtail the potential price appreciation in the after-market.

         RP Financial's valuation analysis complies with the October 1983 OTS appraisal guidelines as revised on October 21, 1994, incorporating a "fundamental analysis" relative to the Peer Group and a "technical analysis" of final conversion pricing and trading levels of recently completed conversions (given the emphasis of limiting after-market appreciation). It should be noted that such analysis cannot possibly fully account for all the market forces which impact after-market trading activity and pricing characteristics of a stock on a given day.

         The pro forma market value determined herein is a preliminary value for the Holding Company's to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in the Bank's operations and financial condition; (2) monitor the Bank's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending initial and second step conversion offerings (including those in the offering phase) both regionally and nationally. If material changes should occur during

RP Financial, LC.
Page 4.2


the conversion process, RP Financial will prepare updated valuation reports reflecting such changes and their related impact on value, if any, over the course of the conversion process. RP Financial will also prepare a final valuation update at the closing of the conversion offering to determine if the preliminary range of value continues to be appropriate.

         The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability), may materially impact the market value of all savings institution stocks, including Guaranty, or Guaranty's value alone. To the extent a change in factors impacting the Bank's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis
------------------

         A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize such differences between the Bank and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the issue, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for savings institution stocks, and in particular new issues, including second step conversions, to assess the impact on value of Guaranty coming to market at this time.


1.       Financial Condition
         -------------------

         The financial strength of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank's financial strength can be summarized as follows:

         o Overall A/L Composition. Permanent residential mortgage loans funded by retail deposits were the primary components of both Guaranty's and the Peer Group's balance sheets. The Bank maintains a higher proportion of overall loans receivable than the Peer Group, offset by a lower level of cash and investments and investment in MBS. Guaranty reported a higher level of diversification into higher credit risk types of loans relative to the Peer Group, and the Bank intends to continue loan portfolio diversification. The Peer Group relied on borrowed

RP Financial, LC.
Page 4.3
               funds to a greater extent than the Bank, although retail deposits comprised the major portion of the respective funding needs.

          o Credit Risk. Guaranty maintains comparable levels of NPAs/assets and NPLs/loans ratios, a higher credit risk profile and a higher risk-weighted assets ratio. Further, the Bank has a higher loans/assets ratio than the Peer Group. The Bank maintains a relatively higher proportion of construction and commercial real estate loans in portfolio in comparison to the Peer Group. The Bank's reserve coverage ratios are higher than the Peer Group.

          o Liquidity. Guaranty maintained a lower level of cash and investments and MBS than the Peer Group. The Bank's proportion of cash and investments is likely to initially increase on a pro forma basis. Borrowings were utilized to a higher degree by the Peer Group, and both maintain ample borrowings capacity. The Bank's loans meet secondary market standards for sale. Overall, Guaranty appears to have less balance sheet liquidity than the Peer Group.

          o Capital. While the Bank maintains a lower capital position in relation to the Peer Group, following the infusion of conversion proceeds, the Bank's capital position is expected to exceed the Peer Group average. As a result, the Bank is expected to have more leverage capacity than the Peer Group. The Bank's pro forma return on equity ("ROE") is not expected to exceed the Peer Group average due to lower profitability.

         On balance, RP Financial applied a moderate downward adjustment for financial condition.


2.       Profitability, Growth and Viability of Earnings
         -----------------------------------------------

         Earnings are an important factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings are typically heavily factored into an investment decision. The historical income statements of Guaranty and the Peer Group were generally reflective of traditional savings institution operating strategies, with net interest income and operating expenses being the major determinants of their respective core earnings. The specific factors considered in the valuation include:

          o Reported Earnings. The Bank reported net income of 0.60 percent of average assets for the most recent twelve month period versus earnings of 0.74 percent for the Peer Group. The differential in reported earnings is due to the Bank's higher operating expenses, offset by a higher level of net interest income.

          o Core Earnings. The Bank maintains a slightly less favorable core earnings posture relative to the Peer Group, as both the Bank and Peer Group's earnings were affected by the payment of the SAIF assessment fee in the September 30, 1996 period. The Bank operated with a higher level of net interest income, a similar level of non-interest operating income and less favorable operating expenses than the Peer Group, along with a comparable effective tax rate. While redeployment of conversion proceeds into interest-earning assets should enhance Guaranty's net interest income, operating expenses for the Bank are expected to increase as well. On a pro forma basis, Guaranty's core profitability is expected to exceed that of the Peer Group.

RP Financial, LC.
Page 4.4


          o Interest Rate Risk. Guaranty's NPV analysis measures indicated moderate exposure to rising interest rates. Although gap data was not available for the Peer Group, other analyses indicated a comparable advantage for the Peer Group. The pro forma increase in the IEA/IBL ratio can be expected to reduce the Bank's interest rate risk exposure.

          o Credit Risk. Loss provisions had a lower impact on the earnings of the Bank in comparison to the Peer Group. In terms of credit quality related losses, the Bank maintained higher reserve coverage ratios as a percent of loans receivable, non-accruing loans and total NPAs. The Bank's concentration on lending in the areas of construction and commercial real estate exposes it to potentially greater credit risk than the Peer Group, which adds a higher risk of earnings volatility relative to the Peer Group. The Bank's loan portfolio has increased in recent fiscal years, adding a level of unseasoned loans to the portfolio.

          o Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. Guaranty's recent loan demand has been in excess of available funds, requiring the third party borrowings and a liquidity reduction. Although the higher expected pro forma capital position is expected to enable the Bank to continue on a growth pattern, expectations of continued growth in operating expenses and the uncertain cost of acquiring new deposit funds for lending result in the Bank's earnings appearing to have less upside potential than the Peer Group.

          o Return on Equity. On a pro forma basis the Bank's pro forma return on equity will be lower to the Peer Group average, as the pro forma profitability is measured against a comparatively higher capital position. Overall, RP Financial made a slight downward adjustment for profitability, growth and viability of earnings.


3.       Asset Growth
         ------------

         The Bank's asset growth in recent periods, which has been achieved by utilizing borrowed funds as deposits have declined, has been less favorable than the Peer Group's. The Bank has been able to improve the net interest margin in recent periods, although there remains upward pressure on funding costs due to the need to raise additional funds for lending operations. The Bank intends to continue to grow in future periods, and is expected to have adequate capital post-conversion to support such growth. We concluded that no adjustment was warranted for the Bank's asset growth potential.


4.       Primary Market Area
         -------------------

         The general condition of a financial institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market area. Summary demographic and deposit market share data for the Bank and the Peer Group is included in Table 4.1. The Bank's market area of Springfield and Greene County, Missouri is an urban and rural market that has been experiencing increases in population and households in recent years, while the Peer Group companies operate

                                    Table 4.1
                   Peer Group Market Area Comparative Analysis

                                                                                                         Per Capita Income
                                                                                                         -----------------
                                                  Population    Proj.                                                      Deposit
                                                 -------------  Pop.    1990-97  1997-2002                        % State  Market
Institution                      County           1990  1997    2002   % Change  % Change   Median Age    Amount  Average  Share(1)
-----------                      ------           ----  ----    ----   --------  --------   ----------    ------  -------  --------
                                                  (000) (000)

Cameron Fin. Corp. of MO         Clinton            17    18      20     10.8%      6.7%        36.8      15,721    89.0%     39.4%
Capital Savings Bancorp of MO    Cole               64    69      72      8.3%      5.3%        35.5      19,705   111.6%      5.8%
CNS Bancorp of MO                Cole               64    69      72      8.3%      5.3%        35.5      19,705   111.6%      4.0%
First Bancshares of MO           Wright             17    20      22     18.4%     10.7%        36.9      10,145    57.4%     30.0%
Hardin Bancorp of Hardin, MO     Ray                22    23      23      4.1%      2.7%        36.5      15,618    88.4%     22.0%
Lexington B&L Fin. Corp. of MO   Lafayette          31    32      33      4.4%      2.9%        36.8      14,300    81.0%      9.4%
MBLA Financial Corp. of MO       Macon              15    15      15     -1.2%     -0.8%        40.2      13,799    78.1%     25.7%
NS&L Bancorp of Neosho, MO       Newton             44    48      51      8.6%      5.4%        36.5      14,804    83.8%     15.4%
Perry Co. Fin. Corp. of MO       Perry              17    18      18      5.4%      3.6%        35.9      16,145    91.4%     22.0%
Southern Missouri Bncrp of MO    Butler             39    40      41      4.0%      2.6%        38.0      12,411    70.3%     14.1%
                                                    --    --      --      ---       ---         ----      ------    ----      ----

                                     Averages:      33    35      37      7.1%      4.4%        36.9      15,235    86.3%     18.8%
                                      Medians:      27    28      28      6.9%      4.4%        36.7      14,959    86.1%     18.7%

Guaranty FS&LA of MO             Greene            208   225     237      8.3%      5.3%        34.7     $16,955    96.0%      5.2%

(1) Total institution deposits in headquarters county as percent of total county deposits, excluding Credit Unions.

Sources:  CACI, Inc, SNL Securities

RP Financial, LC.
Page 4.5


on average in smaller and slower growing markets. The per capita income in the Bank's market is above the average of the primary markets of the Peer Group members and the median age in Guaranty's market is lower. The Bank's share of market area deposits is considerably lower than the average position of the Peer Group institutions in their primary market areas, which indicates a potential for the Bank to increase deposits and market share. This also indicates that a number of larger competitors also operate in the market area. On balance, RP Financial concluded that a slight upward adjustment was warranted for market area.


5.       Dividends
         ---------

         As stated in the Holding Company's offering circular, the Holding Company intends to implement a cash dividend policy during the first full quarter following consummation of the conversion at an estimated annual rate of
3.0 percent, or $0.30 annually on an estimated $10.00 share price, to be paid semi-annually. The ability to pay a dividend will be based on numerous factors including growth objectives, financial condition, the amount of net proceeds retained by the Holding Company in the conversion, investment opportunities available to the Holding Company and the Bank, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

         Historically, savings institutions typically have not established dividend policies at the time of their conversion to stock ownership. Newly converted institutions, in general, have preferred to gain market seasoning, establish an earnings track record and more fully invest the conversion proceeds before establishing a dividend policy. However, during the late 1980s and early 1990s, with negative publicity surrounding savings institutions, there was a tendency for more institutions to initiate moderate dividend policies concurrent with their conversion as a means of increasing the attractiveness of the stock offering. Today, fewer institutions are compelled to initially establish dividend policies at the time of their conversion offering to increase the attractiveness of the stock issue as: (1) industry profitability has improved,
(2) the number of problem thrift institutions has declined, and (3) the stock market cycle for thrift stocks is generally more favorable than in the early 1990s. At the same time, with ROE ratios under pressure, due to high equity levels, well-capitalized institutions are subject to increased competitive pressures to offer dividends and a number of institutions have instituted special dividends.

         As publicly-traded savings institution's capital levels and profitability have improved and as weakened institutions have been resolved, the proportion of institutions with cash dividend policies has increased. All 10 institutions in the Peer Group presently pay regular cash dividends, with implied dividend yields ranging from 0.83 percent to 2.85 percent. The average dividend yield on the stocks of the Peer Group institutions was 1.93 percent as of September 5, 1997, representing an average earnings payout ratio of 38.89 percent. As of September 5, 1997, approximately 84 percent of all SAIF-insured savings institutions had adopted cash

RP Financial, LC.
Page 4.7


dividend policies (see Exhibit IV-1), exhibiting an average yield of 1.98 percent and an average payout ratio of 41.26 percent. The dividend paying institutions generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends, which supports a market pricing premium on average relative to non-dividend paying institutions.

         The Holding Company's ability following the completion of the conversion to pay a dividend would appear to be similar relative to the Peer Group based on higher pro forma capital and earnings. The Company's stated intention to implement a dividend shortly after completion of the conversion is a favorable comparison to the Peer Group companies and thus no adjustment is warranted for this valuation factor.


6.       Liquidity of the Shares
         -----------------------

         The Peer Group is by definition composed of companies that are traded in the public markets, all of which trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $13.3 million to $46.6 million as of September 5, 1997, with an average market value of $25.2 million. The shares outstanding of the Peer Group members ranged from 0.7 million to 2.6 million, with average shares outstanding of approximately 1.4 million. The Bank's pro forma market value is expected to exceed the comparative Peer Group averages, and shares outstanding will also be higher. The Bank's stock is expected to be listed on the NASDAQ National Market System, and accordingly, we anticipate the liquidity of the Bank's shares will be similar to that of the Peer Group on average, and thus there has been no valuation adjustment applied for this factor.


7.       Marketing of the Issue
         ----------------------

         We believe that five separate markets exists for savings institution stocks coming to market such as Guaranty: (A) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE and dividends; (B) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of a stock trading history and reporting quarterly operating results as a publicly-held company;
(C) the market for second step conversions by MHCs; (D) the acquisition market for savings institution franchises in Missouri; and (E) the market for the public stock of Guaranty. All of these markets were considered in the valuation of the Bank's second step conversion.

RP Financial, LC.
Page 4.8


         A.       Public Market
                  -------------

         The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

         In terms of assessing general stock market conditions, the stock market has generally trended higher over the past year. The stock market rose in early-September 1996, as investors reacted positively to the inflation data contained in the August employment report. Oil stocks sustained the upward trend in the stock market in early-September 1996, as renewed tension between the U.S. and Iraq pushed crude oil prices to their highest level in five years. Both bond and stock prices surged higher as most of the economic data for August 1996 indicated that the economy was slowing down and investors became more optimistic that the Federal Reserve would not raise interest rates in September 1996.

         The Federal Reserve's decision not to raise interest rates at its September 1996 meeting, and generally healthy third quarter earnings results sustained the upward momentum in the stock market during the beginning of the fourth quarter. Favorable inflation data and lower interest rates further spurred the upward trend in the stock market prior to the election. Investors were cheered by the "status quo" election results, as stocks rallied strongly immediately following the election with the DJIA posting ten consecutive advances through mid-November. Economic stability and a rising bond market sustained the stock market rally through the end of November. For the entire month of November, the DJIA increased 492.3 points, or 8.2 percent. Following the rapid rise in the stock market during November, stocks retreated during the first half of December. Profit taking, concern about speculative excesses in the stock market and higher interest rates all contributed to the decline in the stock market.

         The stock market resumed an upward trend during the end of 1996 and the first three weeks of 1997, with the DJIA establishing several new highs in the process. Factors contributing to the rally in the stock market included the Federal Reserve's decision to leave rates unchanged at its December meeting, economic data which reflected moderate growth and low inflation, and favorable fourth quarter earnings particularly in the technology sector. However, a disappointing fourth quarter earnings report by IBM ignited a sell-off in the stock market in late-January. Higher interest rates extended the downturn, as the 30-year bond approached 7.0 percent at the end of January. A high degree of market volatility was evident throughout most of February 1997, reflecting concern over speculative excesses in the stock market; particularly, as the DJIA

RP Financial, LC.
Page 4.9


closed above the 7000 mark in mid-February. Profit taking, growing expectations of a correction and comments by the Federal Reserve Chairman pulled the market lower in late-February.

         Following a downturn in late-February 1997, the market recovered in early-March. Despite increasing expectations of an interest rate hike by the Federal Reserve, the Dow Jones Industrial Average ("DJIA") closed to a new record high of 7085.16 on March 11, 1997. However, an upward revision to the January retail sales figure triggered a one day sell-off in stocks and bonds on March 13, 1997, as the stronger than expected growth heightened expectations of an interest rate increase by the Federal Reserve. Unease over higher interest rates, profitability concerns in the technology sector and litigation concerns for tobacco stocks pulled the stock market lower in mid-March. As expected, the Federal Reserve increased the rate on short-term funds by 0.25 percent at its late-March meeting. Following the rate increase, the sell-off in the stock market became more severe amid further signs of an accelerating economy. Stocks bottomed-out on news of a stronger than expected rise in core producer prices for March, with the DJIA closing at 6391.69 on April 11, 1997, or 9.8 percent below its all-time high recorded a month ago.

         Some favorable first quarter earnings reports and news of a possible settlement by tobacco companies to resolve the threat of liability lawsuits provided for a modest recovery in the stock market in mid-April 1997. In late-April, the release of economic data which indicated mild inflationary pressures furthered the rally in bond and stock prices. News of a budget agreement and a favorable ruling for tobacco companies sent the stock market soaring to record highs in early-May. Mixed economic data and the Federal Reserve's decision to leave its target for the federal-funds rate unchanged at its May meeting sustained a positive trend in the stock market through the end of May. Profit worries caused a sell-off in high-technology stocks in early-June, while declining interest rates served to stabilize the broader market. The stock market rose during late June, July and early August based on positive consumer confidence, little sign of inflation with continued low unemployment rates, and continued strong second quarter earnings reports. After reaching an all time high of 8259.31 on August 6, 1997, the DJIA suffered declines of 157 points on August 8, 101 points on August 12, and 247 points on August 15, 1997 to close at 7694.66 as of that date, a decline of 6.8 percent in less than two weeks. Through September 5, 1997, the stock market has followed a fluctuating trend, as the market has reacted to investor fears of inflation, public statements regarding the health of the economy by regional federal reserve bank presidents, and an overall perception that the market had reached excessive levels, leading to certain profit-taking. On September 5, 1997, the DJIA closed at 7822.41, an increase of 38.2 percent from one year ago.

         Similar to the overall stock market, the market for thrift stocks has generally been favorable during the past twelve months, as a bullish outlook on the financial institution sector in general served to bolster prices. Thrift stocks settled into a narrow trading range in late-August 1996 and early-September 1996,

RP Financial, LC.
Page 4.10


as higher interest rates dampened interest in the thrift sector. For the balance of September, trading activity in thrift stocks was somewhat mixed. Higher thrift prices were recorded in mid-September, as the yield on the 30-year U.S. Treasury bond briefly dropped below 7.0 percent. However, the rally in financial services stocks faltered in late-September, reflecting renewed fears about higher interest rates and rising bad debt on credit cards.

         Thrift prices generally moved higher during October and November 1996. The upward trend in thrift prices was supported by lower interest rates, with the slow down in economic growth pushing the 30-year U.S. bond rate below 6.5 percent during the second half of November. Investors also reacted positively to the SAIF rescue legislation, in light of the reduction in deposit insurance premiums to be paid by SAIF-insured thrifts following the one time special assessment. Similar to the overall stock market, thrift prices traded lower in early-December. Profit taking and expectations of higher interest rates were factors contributing to the pull back in thrift issues.

         Bullish sentiment for thrift stocks heightened at the beginning of 1997, as investors reacted positively to the favorable inflation data and generally strong fourth quarter earnings. The rally in thrift issues was driven by the large California institutions, reflecting expectations that there would be further consolidation among the large California thrifts. The acquisition speculation for the large California thrifts became a reality in mid-February, as H.F. Ahamanson's unsolicited offer to acquire Great Western Financial sent the SNL Index soaring in mid-February. Stable interest rates and acquisition activity supported higher thrift prices in early-March, with the SNL Index posting a new high of 579.1 on March 11, 1997. Like the stock market in general, the peak in thrift prices was followed by a sharp sell-off in mid-March. In fact, interest-rate sensitive issues were among the sectors hardest hit by the revised January retail sales report, as the 30-year bond approached 7.0 percent. Interest-rate sensitive issues continued to experience selling pressure in late-March and early-April, as signs of a strengthening economy pushed interest rates higher. The sell-off in thrift stocks culminated on April 11, 1997, as interest rates increased sharply on news of the higher than expected rise in core producer prices for March. Thrift prices edged modestly higher in mid-April, reflecting generally favorable first quarter earnings and a slight decline in interest rates following the release of economic data which showed that inflation was low. Favorable inflation data and the budget agreement provided for a more substantial rally in thrift stocks in late-April and early-May, as interest-rate sensitive issues were bolstered by a decline in interest rates. Thrift stocks continued to trend higher through the second and third quarters of 1997, based on the improved interest-rate outlook, consumer confidence and the overall rise in the stock market. The SNL Index for all publicly-traded thrifts closed at 692.6 on September 5, 1997, an increase of
68.6 percent from one year ago.

RP Financial, LC.
Page 4.11


         B.       The New Issue Market
                  --------------------

         In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank's pro forma market value. There was generally strong interest in converting issues during the second half of 1996, as most offerings experienced oversubscriptions. Fewer offerings, more attractive pricing, lower interest rates, and the general positive trend in thrift prices were among the most prominent factors contributing to the investor interest shown for converting thrift issues. The favorable market environment for converting thrift issues has generally been sustained during the first three quarters of 1997 and there has been an increase in the number of conversion offerings completed during the past three months in comparison to previous periods. As shown in Table 4.2, the median one week change in price for offerings completed during the latest three months equaled positive 46.3 percent.

         In examining the current pricing characteristics of institutions completing their conversions during the last three months (see Table 4.3), we note there exists a considerable difference in pricing ratios compared to the universe of all publicly-traded thrifts. Specifically, the current average P/B ratio of the conversions completed in the most recent three month period of
117.29 percent reflects a discount of 19.67 percent from the average P/B ratio of all publicly-traded savings institutions (equal to 146.01 percent), and the average core P/E ratio of 32.83 times reflects a premium of 76.4 percent from the all public average core P/E ratio of 18.61 times. The pricing ratios of the better capitalized but lower earning recently converted savings institutions (based on return on equity measures) suggest that the investment community has determined to discount their stocks on a book basis until the earnings improve through redeployment and leveraging of the proceeds over the longer term.

         In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall savings institution market and the new issue market. The overall market for savings institution stocks is considered to be positive, as savings institution stocks are currently exhibiting pricing ratios that are in the range of historically high levels. Investor interest in the new issue market has been favorable, as most of the recently completed offerings have been oversubscribed and have recorded price increases in initial post-conversion trading activity.

RP Financial, LC.
September 5, 1997

         ---------------------------------------------------------------
                                    Table 4.2
                     Recent Conversions (Last Three Months)
           Conversion Pricing Characteristics: Sorted Chronologically
         ---------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                 Institutional Information                          Pre-Conversion Data
                                                            ----------------------------------       Offering     Insider Purchases
                                                            Financial Info.     Asset Quality       Information
---------------------------------------------------------------------------  -------------- --------------------  ------------------
                                                                                                                  Benefit Plans
                                                                                                                  -----------
                                       Conversion                   Equity/   NPAs/    Res.  Gross    % of Exp./       Recog. Mgmt.
Institution                   State      Date       Ticker  Assets  Assets    Assets   Cov.  Proc.    Mid. Proc.  ESOP Plans & Dirs.
-----------                   -----      ----       ------  ------  ------    ------   ----  -----    ---- -----  ---- ----- -------
                                                            ($Mil)   (%)      (%)(2)    (%)  ($Mil)    (%)  (%)    (%)  (%)  (%)(3)
------------------------------------------------------------------------------------------------------------------------------------

WSB Holding Company             PA       08/29/97   WSBH      $33    6.04%    2.34%     26%   $3.3    132%  8.5%   8.0% 4.0%  31.0%
Bayonne Bancshares (8)          NJ       08/22/97   FSNJ      577    8.33%    0.81%     53%   48.7    132%  3.8%   8.0% 4.0%  10.0%
FirstSpartan Fin. Corp.         SC  *    07/09/97   FSPT      388   11.81%    0.75%     44%   88.6    132%  1.6%   8.0% 4.0%   1.5%
GSB Financial Corp.             NY       07/09/97   GOSB       96   12.68%    0.07%    188%   22.5    132%  4.1%   8.0% 4.0%   2.6%
FirstBank Corp.                 ID  *    07/02/97   FBNW      138    8.00%    0.99%     68%   19.8    132%  3.5%   8.0% 4.0%   8.2%
Montgomery Fin. Corp.(8)        IN       07/01/97   MONT       94    9.83%    0.91%     20%   11.9    132%  4.5%   8.0% 4.0%   4.6%
Community First Bankg. Corp.    GA       07/01/97   CFBC      366    7.02%    1.68%     40%   48.3    132%  2.9%   8.0% 4.0%   1.0%
First Robinson Fin. Corp.(9)    IL       06/30/97   FRFC       72    6.78%    0.63%     89%    8.6    132%  4.7%   8.0% 4.0%   9.8%
Security Bancorp                TN       06/30/97   P./Sheet   46    5.46%    0.06%     NM     4.4    132%  6.9%   8.0% 4.0%   2.0%
Sistersville Bancorp            WV       06/30/97   P./Sheet   27   17.91%    0.31%    198%    6.6    110%  6.8%   8.0% 4.0%   5.4%

                                                    Averages:$184    9.39%    0.86%     81%  $26.3    130%  4.7%   8.q%        7.6%
                                                     Medians:  95    8.17%    0.78%     53%  $15.9    132%  4.3%   8.0% 4.0%   5.0%

                               Averages, Excluding 2nd Steps $146    9.46%    0.85%     93%   25.3    130%  4.9%   8.0% 4.0%   7.7%
                               Medians, Excluding 2nd Steps   $84    7.51%    0.69%     68%  $14.2    132%  4.4%   8.0% 4.0%   4.0%

         ---------------------------------------------------------------
                                    Table 4.2
                     Recent Conversions (Last Three Months)
           Conversion Pricing Characteristics: Sorted Chronologically
         ---------------------------------------------------------------





--------------------------------------------------------------------------------------------------------------
                 Institutional Information                                 Pro Forma Data
                                                            -------------------------------------------
                                                               Pricing Ratios(4)  Fin. Characteristics
---------------------------------------------------------------------------------- --------------------


                                       Conversion                                                        IPO
Institution                   State      Date       Ticker   P/TB     P/E(5)   P/A   ROA    TE/A  ROE   Price
-----------                   -----      ----       ------   ----     ------   ---   ---    ----  ---   -----
                                                              (%)       (x)    (%)   (%)     (%)  (%)    ($)
--------------------------------------------------------------------------------------------------------------

WSB Holding Company             PA       08/29/97   WSBH     71.4%     16.6   9.2%   0.6%   12.9% 4.3%  $10.00
Bayonne Bancshares (8)          NJ       08/22/97   FSNJ    100.9%     NM    14.6%    NM    14.4%  NM    10.00
FirstSpartan Fin. Corp.         SC  *    07/09/97   FSPT     72.4%     17.3  19.1%   1.1%   26.3% 4.2%   20.00
GSB Financial Corp.             NY       07/09/97   GOSB     72.5%     22.5  19.6%   0.9%   27.1% 3.2%   10.00
FirstBank Corp.                 ID  *    07/02/97   FBNW     71.4%     22.8  12.9%   0.6%   18.0% 3.1%   10.00
Montgomery Fin. Corp.(8)        IN       07/01/97   MONT     89.1%     24.1  16.0%   0.7%   17.9% 3.7%   10.00
Community First Bankg. Corp.    GA       07/01/97   CFBC     72.3%     24.5  11.9%   0.5%   16.4% 2.9%   20.00
First Robinson Fin. Corp.(9)    IL       06/30/97   FRFC     71.4%     16.7  10.9%   0.7%   15.2% 4.3%   10.00
Security Bancorp                TN       06/30/97   P./Sheet 72.0%     14.1   8.8%   0.6%   12.2% 5.1%   10.00
Sistersville Bancorp            WV       06/30/97   P./Sheet 65.0%     18.9  20.6%   1.1%   31.6% 3.4%   10.00

                                                    Average  75.8%     19.7  14.3%   0.7%   19.2% 3.8%  $12.00
                                                     Median  72.1%     18.9  13.7%   0.7%   17.2% 3.6%  $10.00

                               Averages, Excluding 2nd Steps 71.1%     19.2  14.1%   0.7%   20.0% 3.8%  $11.25
                               Medians, Excluding 2nd Steps  71.7%     18.1  12.4%   0.6%   17.2% 3.8%  $10.00






        ---------------------------------------------------------------
                                    Table 4.2
                     Recent Conversions (Last Three Months)
           Conversion Pricing Characteristics: Sorted Chronologically
         ---------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                 Institutional Information                              Post-IPO Pricing Trends
                                                                ---------------------------------------------
                                                                              Closing Price:
------------------------------------------------------------- ---------------------------------------------

                                                                First           After         After
                                       Conversion              Trading    %     First    %    First     %
Institution                   State      Date       Ticker      Day    Chg.   Week(6)  Chg.  Month(7)  Chg.
-----------                   -----      ----       ------      ---    ----   -------  ----  --------  ----
                                                                ($)     (%)     ($)     (%)   ($)      (%)
-----------------------------------------------------------------------------------------------------------

WSB Holding Company             PA       08/29/97   WSBH       $13.50   35.0%  $14.50  45.0%  $14.50  45.0%
Bayonne Bancshares (8)          NJ       08/22/97   FSNJ        11.75   17.5%   11.88  18.8%   12.50  25.0%
FirstSpartan Fin. Corp.         SC  *    07/09/97   FSPT        36.69   83.4%   36.62  83.1%   35.63  78.1%
GSB Financial Corp.             NY       07/09/97   GOSB        14.63   46.3%   14.75  47.5%   14.38  43.8%
FirstBank Corp.                 ID  *    07/02/97   FBNW        15.81   58.1%   15.56  55.6%   17.88  78.8%
Montgomery Fin. Corp.(8)        IN       07/01/97   MONT        11.13   11.2%   11.25  12.5%   11.75  17.5%
Community First Bankg. Corp.    GA       07/01/97   CFBC        31.88   59.4%   33.00  65.0%   34.25  71.3%
First Robinson Fin. Corp.(9)    IL       06/30/97   FRFC        14.50   45.0%   14.38  43.8%   16.50  65.0%
Security Bancorp                TN       06/30/97   P./Sheet    14.50   45.0%   15.00  50.0%   15.25  52.5%
Sistersville Bancorp            WV       06/30/97   P./Sheet    13.75   37.5%   13.88  38.8%   14.00  40.0%

                                                    Averages:  $17.81   43.8%  $18.08  46.0%  $18.66  51.7%
                                                     Medians:  $14.50   45.0%  $14.63  46.3%  $14.88  48.8%

                               Averages, Excluding 2nd Steps   $19.41   51.2%  $19.71  53.6%  $20.30  59.3%
                               Medians, Excluding 2nd Steps    $14.56   45.6%  $14.88  48.8%  $15.88  58.8%



Note: * - Appraisal performed by RP Financial; "NT" - Not Traded; "NA" - Not Applicable, Not Available.
(1) Non-OTS regulated thrifts.                                 September 5, 1997
(2) As reported in summary pages of prospectus.
(3) As reported in prospectus.
(4) Does not take into account the adoption of SOP 93-6.
(5) Excludes impact of special SAIF assessment on earnings
(6) Latest price if offering less than one week old.
(7) Latest price if offering more than one week but less than one month old.
(8) Second-step conversions.
(9) Simultaneously converted to commercial bank charter.
------------------------------------------------------------------------------------------------------------------------------------

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700


                                   Table 4.3
                           Market Pricing Comparatives
                         Prices As of September 5, 1997

                                                              Per Share Data
                                                 Market      ---------------
                                             Capitalization   Core    Book              Pricing Ratios(3)
                                             ---------------                 ---------------------------------------
                                             Price/   Market  12-Mth  Value/

     Financial Institution                  Share(1)   Value  EPS(2)  Share     P/E     P/B    P/A     P/TB  P/CORE
     ---------------------                  --------   -----  ------  -----     ---     ---    ---     ----  ------
                                                ($)   ($Mil)    ($)     ($)     (X)     (%)     (%)     (%)     (x)


     SAIF-Insured Thrifts                     22.42   156.65   1.15   15.71   21.17  141.84   17.73  146.01   18.61
     Special Selection Grouping(8)            22.77    65.54   0.70   19.07   27.88  116.96   24.47  117.29   28.57


     Comparable Group
     ----------------

     Special Comparative Group(8)
     ----------------------------
     CFBC  Community First Bnkg Co. of GA     34.38    82.99   1.06   28.74      NM  119.62   18.42  121.27      NM
     FBNW  FirstBank Corp of Clarkston WA     17.37    34.46   0.44   14.00      NM  124.07   22.38  124.07      NM
     FSPT  FirstSpartan Fin. Corp. of SC      35.62   157.80   1.16   27.63      NM  128.92   33.93  128.92      NM
     GOSB  GSB Financial Corp. of NY          14.50    32.60   0.44   13.78   27.88  105.22   28.48  105.22      NM
     MONT  Montgomery Fin. Corp. of IN        12.00    19.84   0.42   11.22      NM  106.95   19.16  106.95   28.57




                                            Dividends(4)                Financial Characteristics(6)
                                      ----------------------- -------------------------------------------------------
                                      Amount/         Payout   Total  Equity/  NPAs/     Reported         Core
                                                                                      ________________ _______________
     Financial Institution            Share    Yield Ratio(5) Assets  Assets  Assets    ROA     ROE     ROA     ROE
     ---------------------            -----    ----- -------- ------  ------  ------    ---     ---     ---     ---
                                         ($)     (%)     (%)   ($Mil)     (%)    (%)     (%)     (%)     (%)     (%)


     SAIF-Insured Thrifts                0.37   1.71   29.68   1,156   12.88    0.79    0.53    5.46    0.75    7.52
     Special Selection Grouping(8)       0.00   0.00    0.00     258   20.95    1.67    0.73    3.44    0.75    3.59


     Comparable Group
     ----------------

     Special Comparative Group(8)
     ----------------------------
     CFBC  Community First Bnkg Co. o    0.00   0.00    0.00     451   15.40    2.02    0.56    3.65    0.57    3.69
     FBNW  FirstBank Corp of Clarksto    0.00   0.00    0.00     154   18.04    2.07    0.70    3.86    0.57    3.14
     FSPT  FirstSpartan Fin. Corp. of    0.00   0.00    0.00     465   26.32      NA    0.95    3.62    1.11    4.20
     GOSB  GSB Financial Corp. of NY     0.00   0.00    0.00     114   27.06      NA    1.02    3.77    0.86    3.19
     MONT  Montgomery Fin. Corp. of I    0.00   0.00    0.00     104   17.91    0.91    0.42    2.32    0.67    3.74


(1)  Average of High/Low or Bid/Ask price per share.
(2) EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax effected basis.
(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/CORE = Price to estimated core earnings.
(4)  Indicated twelve month dividend, based on last quarterly dividend declared.
(5) Indicated dividend as a percent of trailing twelve month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.
(7) Excludes from averages those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8)  Includes Converted Last 3 Mths (no MHC);


Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 4.14


         C.       Secondary Step Conversion Market
                  --------------------------------

         There is a pronounced difference in the pricing of second step conversions relative to full conversion offerings in which 100 percent of the shares are issued. As noted in Table 4.4, during the past 12 months, the median pro forma price/tangible book ratios of second step conversions exceeded 82 percent, as compared to the median price/tangible book of conversions over the last three months which just exceeds 71 percent, perhaps reflecting the smaller offering and some seasoning as a public company for second steps. Furthermore, as shown in Table 4.5, assuming the publicly-traded MHCs completed second step conversions (utilizing standard assumptions for each MHC) at their current market prices, the implied median price/tangible book is computed at approximately 103.45 percent.

         D.       Acquisition Market
                  ------------------

         Also considered in the valuation was the potential impact on Guaranty's stock price of recently completed and pending acquisitions of other thrifts operating in Guaranty's market area. As shown in Exhibit IV-4, there were 7 Missouri savings institutions acquired or under acquisition since the beginning of 1996. The recent acquisition activity involving Missouri savings institutions may imply a certain degree of acquisition speculation for the Bank's stock. To the extent that acquisition speculation may impact the Bank's offering, we have largely taken this into account in selecting Missouri savings institutions that also experience a degree of acquisition speculation.

         E.       Trading in Guaranty's Stock
                  ---------------------------

         Since Guaranty's minority stock currently trades under the symbol "GFED" on the NASDAQ National Market system, RP Financial also considered the recent trading activity in its valuation analysis. Guaranty had a total of 3,125,000 shares issued and outstanding at June 30, 1997, of which 972,365 were held by Public Stockholders and were traded as public securities. As of September 5, 1997, the Bank's stock price was $19.12 per share. Prior to the announcement of the second step conversion, the shares were trading in the range of $15.625 to $15.75 per share. The day the second step was announced, the shares increased to a range of $15.75 to $17.25 on heavy volume and closed at $17.00. We attribute the price increase to some speculation and the current pricing has placed it at a slight premium to the average P/TB of other MHCs. There are significant differences between the Bank's minority stock (currently being traded) and the conversion stock that will be issued by the Holding Company. Such differences include different liquidity characteristics (the new conversion stock will be significantly more liquid owing to greater public shares available to trade), a lower return on equity for the Holding Company's conversion stock, and the anticipated difference in dividend for the conversion stock. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to

RP Financial, LC.
August 29, 1997


 -------------------------------------------------------------------------------
                                    Table 4.4
                 Pricing Characteristics and After-Market Trends
                             Second Step Conversions
 -------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
               Institutional Information                                 Pre-Conversion Data
                                                              ----------------------------------------            Offering
                                                               Financial Info.       Asset Quality                Information
-----------------------------------------------------------  --------------------- -------------------  ---------------------------

                                       Conversion                         Equity/   NPAs/        Res.    Gross     % of       Exp./
Institution                State          Date       Ticker   Assets      Assets    Assets       Cov.    Proc.     Mid.      Proc.
-----------                -----          ----       ------   ------      ------    ------      ----     -----     ----      -----
                                                              ($Mil)         (%)     (%)(2)      (%)     ($Mil)     (%)       (%)
-----------------------------------------------------------  -----------------------------------------  ----------------------------

Bayonne Bancshares           NJ          08/22/97     FSNJ      $577        8.33%    0.81%        53%     $48.7    132%        3.8%
Montgomery Fin. Corp.        IN          07/01/97     MONT        94        9.83%    0.91%        20%      11.9    132%        4.5%
Cumberland Mtn. Bncshrs.     KY    *     04/01/97     P.Sheet     92        5.14%    1.31%        19%       4.4    132%        8.0%
Kenwood Bancorp              OH    *     07/01/96     P.Sheet     48        6.88%    0.00%        NM        1.6    102%       22.2%
Commonwealth Bancorp         PA    *     06/17/96     CMSB     2,054        6.71%    0.51%       109%      98.7    110%        1.9%
Westwood Financial Corp.     NJ          06/07/96     WWFC        85        7.05%    0.00%        NM        3.9     99%        9.9%
Jacksonville Bancorp         TX          04/01/96     JXVL       198       10.47%    1.41%        36%      16.2    106%        4.4%
North Central Bancshares     IA          03/21/96     FFFD       180       16.47%    0.17%       562%      26      106%        3.5%
Fidelity Financial of Ohio   OH    *     03/04/96     FFOH       227       13.23%    0.50%        69%      22.8    132%        3.2%
First Colorado Bancorp       CO    *     01/02/96     FFBA     1,400       12.71%    0.31%        20%     134.1    105%        1.9%
Charter Financial            IL    *     12/29/95     CBSB       293       12.17%    0.27%       281%      29.2    116%        3.4%
American Nat'l Bancorp       MD    *     11/03/95     ANBK       426        6.80%    2.23%        67%      21.8    132%        3.3%
First Defiance Fin. Corp.    OH    *     10/02/95     FDEF       476       15.27%    0.24%       135%      64.8    132%        2.3%
Community Bank Shares        IN    *     04/10/95     CBIN       205        7.00%    0.33%        80%      10.1    132%        4.4%
Fed One Bancorp              WV    *     01/19/95     FOBC       305        9.2%     0.32%       142%      16.1     85%        7.7%
Home Financial Corp.         FL    *     10/25/94     HOFL     1,005       13.4%     0.91%        44%     175.6    112%        3.1%
Jefferson Bancorp            LA    *     08/18/94     JEBC       257        6.3%     0.9%         25%      16.1    107%        3.9%

                                                Averages:       $440        9.28%    0.62%       104%     $39.0    110%        5.1%
                                                Medians:         257        9.25%    0.50%        67%     $21.8    112%        3.8%

------------------------------------------------------------------------------------------------------------------------------------
               Institutional Information                 Insider Purchases                          Pro Forma Data
                                                                               -----------------------------------------------------
                                                                                    Pricing Ratios(4)           Fin. Characteristics
------------------------------------------------------- ---------------------  ------------------------------  ---------------------
                                                        Benefits Plan
                                  Conversion                   Recog. Mgmt.
Institution                 State    Date       Ticker   ESOP  Plans  & Dirs.   P/TB   P/E(7) P/Core    P/A      ROA  TE/A    ROE
-----------                 -----    ----       ------   ----  -----  -------   ----   -----  -----     ---      ---  ----    ---
                                                         (%)   (%)     (%)(3)    (%)    (x)    (x)      (%)      (%)   (%)    (%)
------------------------------------------------------- ---------------------  ------------------------------  --------------------

Bayonne Bancshares            NJ    08/22/97     FSNJ     8.0%   4.0%  10.0%   100.9%   NM      NM      14.6%   -0.5% 14.4%  -6.6%
Montgomery Fin. Corp.         IN    07/01/97     MONT     8.0%   4.0%   4.6%    89.1%   24.1    24.1    16.0%    0.7% 17.9%   3.7%
Cumberland Mtn. Bncshrs.      KY  * 04/01/97     P.Sheet  6.2%   4.0%   4.5%    81.2%   13.8    13.8     7.1%    0.5%  8.8%   5.9%
Kenwood Bancorp               OH  * 07/01/96     P.Sheet  8.0%   4.0%   6.4%    67.6%   NM      NM       6.0%    0.1%  8.8%   1.7%
Commonwealth Bancorp          PA  * 06/17/96     CMSB     8.0%   4.0%   0.1%   109.3%   12.1    12.5     8.4%    0.7%  6.7%  10.4%
Westwood Financial Corp.      NJ    06/07/96     WWFC     0.0%   0.0%   2.5%    80.0%   10.1    10.1     7.3%    0.7%  9.2%   7.9%
Jacksonville Bancorp          TX    04/01/96     JXVL     8.0%   4.0%   2.0%    77.7%   14.9    14.9    12.6%    0.8% 16.2%   5.2%
North Central Bancshares      IA    03/21/96     FFFD     3.2%   0.0%   0.5%    74.2%   12.1    12.5    19.7%    1.6% 26.5%   6.1%
Fidelity Financial of Ohio    OH  * 03/04/96     FFOH     8.0%   4.0%   5.6%    82.6%   18.1    18.1    16.6%    0.9% 20.0%   4.6%
First Colorado Bancorp        CO  * 01/02/96     FFBA    10.0%   2.0%   2.0%    87.0%   12.7    13.4    13.2%    1.0% 15.2%   6.9%
Charter Financial             IL  * 12/29/95     CBSB     3.3%   0.0%   0.1%    81.4%   12.3    12.3    15.5%    1.3% 19.1%   6.6%
American Nat'l Bancorp        MD  * 11/03/95     ANBK     8.0%   4.0%   0.6%    83.9%   17.7    17.7     9.0%    0.5% 10.7%   4.7%
First Defiance Fin. Corp.     OH  * 10/02/95     FDEF     8.0%   4.0%   0.9%    85.6%   18.2    18.2    20.6%    1.1% 24.1%   4.7%
Community Bank Shares         IN  * 04/10/95     CBIN     8.0%   0.0%  17.9%    85.5%   10.3     9.0     9.3%    0.9% 10.9%   8.3%
Fed One Bancorp               WV  * 01/19/95     FOBC     7.0%   4.0%   0.9%    67.9%    9.0     9.0     8.8%    1.0% 13.0%   7.6%
Home Financial Corp.          FL  * 10/25/94     HOFL     8.0%   4.0%   0.6%    86.4%   10.6    12.4    21.3%    2.0% 24.6%   8.2%
Jefferson Bancorp             LA  * 08/18/94     JEBC     7.0%   3.0%   1.5%    71.7%   10.2    10.2     7.9%    0.8% 11.1%   7.0%

                                           Averages:      6.5%   2.7%   3.4%    78.4%   12.9    13.0    11.9%    0.9% 14.3%   5.9%
                                           Medians:       8.0%   4.0%   2.0%    82.6%   12.3    12.5    12.6%    0.8% 14.4%   6.1%
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
               Institutional Information                                                   Post-IPO Pricing Trends
                                                                             ------------------------------------------------------
                                                                                                Closing Price:
-----------------------------------------------------------------            ------------------------------------------------------
                                                                             First                 After           After
                                           Conversion                  IPO   Trading    %          First      %    First     %
Institution                    State          Date       Ticker       Price    Day     Chg.       Week(5)   Chg.  Month(6)  Chg.
-----------                    -----          ----       ------       -----    ---     ----       -------   ----   -------  ----
                                                                       ($)     ($)     (%)          ($)      (%)     ($)     (%)

Bayonne Bancshares               NJ          08/22/97     FSNJ       $10.00   $11.75   17.5%       $11.94    19.4%   $11.94  19.4%
Montgomery Fin. Corp.            IN          07/01/97     MONT        10.00    11.13   11.2%        11.25    12.5%    12.13  21.3%
Cumberland Mtn. Bncshrs.         KY    *     04/01/97     P.Sheet     10.00    11.88   18.8%        12.25    22.5%    12.63  26.3%
Kenwood Bancorp                  OH    *     07/01/96     P.Sheet     10.00       NT      NA           NT       NA       NT     NA
Commonwealth Bancorp             PA    *     06/17/96     CMSB        10.00    10.50    5.0%        10.75     7.5%    10.00   0.0%
Westwood Financial Corp.         NJ          06/07/96     WWFC        10.00    10.75    7.5%        10.38     3.8%    10.62   6.2%
Jacksonville Bancorp             TX          04/01/96     JXVL        10.00     9.75   -2.5%         9.63    -3.8%     9.88  -1.2%
North Central Bancshares         IA          03/21/96     FFFD        10.00    10.88    8.7%        10.69     6.9%    10.44   4.4%
Fidelity Financial of Ohio       OH    *     03/04/96     FFOH        10.00    10.50    5.0%        10.00     0.0%    10.13   1.3%
First Colorado Bancorp           CO    *     01/02/96     FFBA        10.00    11.44   14.4%        11.63    16.3%    12.00  20.0%
Charter Financial                IL    *     12/29/95     CBSB        10.00    10.81    8.1%        10.88     8.7%    11.38  13.8%
American Nat'l Bancorp           MD    *     11/03/95     ANBK        10.00     9.38   -6.3%         9.75    -2.5%     9.88  -1.2%
First Defiance Fin. Corp.        OH    *     10/02/95     FDEF        10.00    10.38    3.8%        10.31     3.1%    10.13   1.3%
Community Bank Shares            IN    *     04/10/95     CBIN        10.00    12.00   20.0%        12.75    27.5%    12.25  22.5%
Fed One Bancorp                  WV    *     01/19/95     FOBC        10.00    11.00   10.0%        11.00    10.0%    11.62  16.2%
Home Financial Corp.             FL    *     10/25/94     HOFL        10.00     9.59   -4.1%        10.00     0.0%    10.31   3.1%
Jefferson Bancorp                LA    *     08/18/94     JEBC        10.00    13.00   30.0%        14.25    42.5%    14.25  42.5%

                                                    Averages:         $9.44    10.28    7.3%        10.43     8.9%   $10.48  11.0%
                                                    Medians:         $10.00   $10.84    7.8%       $10.81     7.2%   $10.62   6.2%
-----------------------------------------------------------------------------------------------------------------------------------

Note: "NT" - Not Traded; "NA" - Not Applicable, Not Available.
(1) Non-OTS regulated thrifts.                                  August 29, 1997
(2) As reported in summary pages of prospectus.
(3) As reported in prospectus.
(4) Does not take into account the adoption of SOP 93-6.
(5) Latest price if offering less than one week old.
(6) Latest price if offering more than one week but less than one month old.
(7) Price to core earnings if converted after 9/30/96 due to impact of SAIF assessment.
--------------------------------------------------------------------------------

                                    Table 4.5
        MHC INSTITUTIONS -- IMPLIED PRICING RATIOS FULL CONVERISON BASIS
                         Comparable Institution Analysis
                             As of September 5, 1997



                                     Fully Converted
                                      Implied Value    Per Share(8)
                                    ----------------  ---------------
                                                                                     Pricing Ratios(3)               Dividends(4)
                                                                     ---------------------------------------  ----------------------
                                             Implied   Core    Book
                                    Price/   Market    12-Mth  Value/                                         Amount/       Payout
                                    Share(1) Val(8)    EPS(2)  Share   P/E     P/B    P/A      P/TB  P/CORE    Share  Yield Ratio(5)
                                    -------- ------    ------  -----   ---     ---    ---      ----  ------    -----  ----- --------

                                      ($)     ($Mil)    ($)     ($)     (X)     (%)    (%)      (%)    (X)      ($)    (%)     (%)


SAIF-Insured Thrifts(7)
  Averages                            22.42   156.65     1.15   15.71  21.17  141.84  17.73   146.01  18.61     0.37   1.71  29.68
  Medians                               ---      ---      ---     ---  20.96  135.79  15.79   136.99  18.08      ---    ---    ---



Publicly-Traded MHC Institutions,
Full Conversion Basis
  Averages                            26.03   228.57     1.22   25.31  25.05  102.25  21.31   103.04  22.33     0.57   2.17  40.30
  Medians                               ---      ---      ---     ---  26.37  103.25  20.10   103.45  21.82      ---    ---    ---

Publicly-Traded MHC Institutions,
Full Conversion Basis

CMSV Commty. Savgs, MHC of FL (48.5)  32.75   166.70     1.47   29.62  29.50  110.57  21.60   110.57  22.28     0.90   2.75  61.22

FFFL Fidelity FSB, MHC of FL (47.7)   27.87   188.71     1.12   24.62     NM  113.20  17.44   113.62  24.88     0.90   3.23     NM

SKBO First Carnegie, MHC of PA (45.0) 16.50    37.95     0.56   17.83     NM   92.54  22.65    92.54  29.46     0.30   1.82  53.57

FFSX First FS&LA, MHC of IA (46.1)    28.00    79.18     1.53   26.42  27.18  105.98  15.70   106.42  18.30     0.48   1.71  31.37

FSLA First SB SLA MHC of NJ (47.5)    31.00   225.18     1.62   27.23  26.50  113.85  19.87   120.25  19.14     0.48   1.55  29.63

GDVS Greater DV SB, MHC of PA (19.9)  24.50    80.16     0.87   25.13     NM   97.49  26.87    97.49  28.16     0.36   1.47  41.38

HARS Harris SB, MHC of PA (24.3)      44.25   496.62     1.75   42.74  28.55  103.53  21.04   108.16  25.29     0.58   1.31  33.14

JXSB Jcksnville SB, MHC of IL (45.6)  22.50    28.62     1.07   23.71     NM   94.90  16.28    94.90  21.03     0.40   1.78  37.38

LFED Leeds FSB, MHC of MD (36.3)      30.25   104.51     1.34   29.38  28.27  102.96  30.94   102.96  22.57     0.76   2.51  56.72

NWSB Northwest SB, MHC of PA (30.7)   25.87   604.74     1.23   23.55  26.13  109.85  24.75   112.19  21.03     0.32   1.24  26.02

PBCT Peoples Bank, MHC of CT (40.1)   29.19  1782.14     1.43   25.63  16.31  113.89  20.33   113.93  20.41     0.68   2.33  47.55

PFSL Pocahnts Fed, MHC of AR (47.0)   28.50    46.51     2.27   27.42  16.47  103.94  11.65   103.94  12.56     0.90   3.16  39.65

PHSB Ppls Home SB, MHC of PA (45.0)   16.37    45.18     0.87   21.92     NM   74.68  18.08    74.68  18.82     0.00   0.00   0.00

PULB Pulaski SB, MHC of MO (29.8)     26.50    55.49     1.24   26.67  26.24   99.36  26.36    99.36  21.37     1.00   3.77     NM

PLSK Pulaski SB, MHC of NJ (46.0)     17.50    36.23     0.72   18.14     NM   96.47  18.69    96.47  24.31     0.30   1.71  41.67

SBFL SB Fngr Lakes MHC of NY (33.1)   25.00    44.63     0.89   25.69     NM   97.31  18.46    97.31  28.09     0.40   1.60  44.94

WAYN Wayne S&L Co. MHC of OH (47.8)   24.25    54.51     1.03   21.09     NM  114.98  19.60   114.98  23.54     0.62   2.56  60.19

WCFB Wbstr Cty FSB MHC of IA (45.2)   17.75    37.28     0.86   18.70  25.36   94.92  33.33    94.92  20.64     0.80   4.51     NM


                                    Table 4.5
        MHC INSTITUTIONS -- IMPLIED PRICING RATIOS FULL CONVERISON BASIS
                         Comparable Institution Analysis
                             As of September 5, 1997






                                                  Financial Characteristics(6)
                                         -------------------------------------------------
                                                                  Reported       Core
                                          Total  Equity/ NPAs/   -----------   -----------
                                          Assets Assets  Assets   ROA    ROE   ROA    ROE
                                          ------ ------  ------   ---    ---   ---    ---

                                           ($Mil)   (%)     (%)    (%)    (%)   (%)    (%)


SAIF-Insured Thrifts(7)

  Averages                                 1,156   12.88   0.79   0.53   5.46  0.75   7.52

  Medians                                    ---     ---    ---    ---    ---   ---    ---



Publicly-Traded MHC Institutions,
Full Conversion Basis

  Averages                                 1,096   21.09   0.66   0.77   3.71  1.00   4.87

  Medians                                    ---     ---    ---    ---    ---   ---    ---

Publicly-Traded MHC Institutions,
Full Conversion Basis

CMSV Commty. Savgs, MHC of FL (48.5)         772   19.53   0.55   0.77   3.81  1.02   5.04

FFFL Fidelity FSB, MHC of FL (47.7)        1,082   15.40   0.34   0.57   3.41  0.78   4.61

SKBO First Carnegie, MHC of PA (45.0)        168   24.47     NA   0.62   2.52  0.77   3.14

FFSX First FS&LA, MHC of IA (46.1)           504   14.81   0.11   0.59   3.97  0.88   5.90

FSLA First SB SLA MHC of NJ (47.5)         1,133   17.45   0.68   0.77   4.39  1.07   6.07

GDVS Greater DV SB, MHC of PA (19.9)         298   27.56   2.79   0.77   2.72  0.98   3.48

HARS Harris SB, MHC of PA (24.3)           2,360   20.32   0.65   0.82   3.71  0.93   4.18

JXSB Jcksnville SB, MHC of IL (45.6)         176   17.15   0.66   0.50   2.72  0.83   4.55

LFED Leeds FSB, MHC of MD (36.3)             338   30.05   0.02   1.12   3.68  1.40   4.61

NWSB Northwest SB, MHC of PA (30.7)        2,443   22.53   0.72   1.00   4.25  1.25   5.28

PBCT Peoples Bank, MHC of CT (40.1)        8,767   17.85   0.90   1.29   7.21  1.03   5.76

PFSL Pocahnts Fed, MHC of AR (47.0)          399   11.21   0.15   0.71   6.43  0.93   8.44

PHSB Ppls Home SB, MHC of PA (45.0)          250   24.21     NA   0.57   2.37  0.96   3.97

PULB Pulaski SB, MHC of MO (29.8)            211   26.52     NA   1.00   3.81  1.23   4.68

PLSK Pulaski SB, MHC of NJ (46.0)            194   19.38   0.65   0.46   2.80  0.79   4.80

SBFL SB Fngr Lakes MHC of NY (33.1)          242   18.97   0.69   0.41   2.08  0.69   3.50

WAYN Wayne S&L Co. MHC of OH (47.8)          278   17.05   0.73   0.52   3.07  0.84   4.94

WCFB Wbstr Cty FSB MHC of IA (45.2)          112   35.11   0.26   1.31   3.77  1.61   4.63



(1) Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.
(2) EPS (estimated core earnings) is based on reported trailing twelve month data, adjusted to omit non-operating gains and losses (including the SAIF assessment) on a tax effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.
(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/CORE = Price to Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form.
(4)  Indicated twelve month dividend, based on last quarterly dividend declared.
(5) Indicated twelve month dividend as a percent of trailing twelve month estimated core earnings (earnings adjusted to reflect second step conversion).
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8) Figures estimated by RP Financial to reflect a second step conversion of the MHC to full stock form.

Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

                    Calculation of Implied Per Share Data --
                    Incorporating MHC Second Step Conversion
                         Comparable Institution Analysis
                    For the Twelve Months Ended June 30, 1997


                                             Current Ownership                 Current Per Share Data (MHC Ratios)
                                       ----------------------------  ----------------------------------------------
                                          Total   Public     MHC              Core      Book     Tangible
                                         Shares   Shares    Shares      EPS    EPS      Value     Book      Assets
                                         ------   ------    ------      ---    ---      -----     ----      ------
                                          (000)    (000)     (000)      ($)    ($)      ($)        ($)       ($)


Publicly-Traded MHC Institutions
--------------------------------

CMSV Commty. Savgs, MHC of FL (48.5)      5,090    2,470     2,620     0.73    1.09      15.46     15.46    137.48

FFFL Fidelity FSB, MHC of FL (47.7)       6,771    3,224     3,547     0.50    0.79      12.36     12.27    147.58

FFSX First FS&LA, MHC of IA (46.1)        2,828    1,303     1,525     0.69    1.19      13.74     13.63    165.69

FSLA First SB SLA MHC of NJ (47.5)        7,264    3,404     3,860     0.80    1.25      13.39     11.94    142.18

GDVS Greater DV SB, MHC of PA (19.9)      3,272      650     2,622     0.23    0.42       8.64      8.64     74.69

HARS Harris SB, MHC of PA (24.3)         11,223    2,723     8,500     0.79    0.99      14.59     12.76    182.15

JXSB Jcksnville SB, MHC of IL (45.6)      1,272      580       692     0.36    0.79      13.43     13.43    127.94

LFED Leeds FSB, MHC of MD (36.3)          3,455    1,255     2,200     0.63    0.90      13.20     13.20     81.59

NWSB Northwest SB, MHC of PA (30.7)      23,376    7,176    16,200     0.58    0.82       8.49      8.00     89.47

PBCT Peoples Bank, MHC of CT (40.1)      61,053   24,453    36,600     1.39    1.03      10.93     10.92    128.90

PFSL Pocahnts Fed, MHC of AR (47.0)       1,632      769       863     1.39    1.93      14.76     14.76    232.05

PHSB Ppls Home SB, MHC of PA (45.0)       2,760    1,242     1,518     0.32    0.67      14.36     14.36     82.97

PLSK Pulaski SB, MHC of NJ (46.0)         2,070      952     1,118     0.21    0.51      10.20     10.20     85.68

PULB Pulaski SB, MHC of MO (29.8)         2,094      624     1,470     0.59    0.82      11.04     11.04     84.92

SBFL SB Fngr Lakes MHC of NY (33.1)       1,785      590     1,195     0.15    0.51      11.63     11.63    121.40

SKBO First Carnegie, MHC of PA (45.0)     2,300    1,035     1,265     0.24    0.35      10.21     10.21     65.23

WAYN Wayne S&L Co. MHC of OH (47.8)       2,248    1,075     1,173     0.35    0.74      10.46     10.46    113.09

WCFB Wbstr Cty FSB MHC of IA (45.2)       2,100      950     1,150     0.48    0.64      10.53     10.53     45.09


                    Calculation of Implied Per Share Data --
                    Incorporating MHC Second Step Conversion
                         Comparable Institution Analysis
                    For the Twelve Months Ended June 30, 1997

                                                Impact of Second Step Conversion         Pro Forma Per Share Data (Fully Converted)
                                        ----------------------------------------------  --------------------------------------------
                                         Share     Gross         Net Incr.   Net Incr.           Core   Book     Tangible
                                         Price    Procds(1)     Capital(2)  Income(3)     EPS     EPS   Value     Book       Assets
                                         -----    ---------     ----------  ---------     ---     ---   -----     ----       ------
                                         ($000)    ($000)         ($000)      ($000)      ($)     ($)    ($)      ($)         ($)



Publicly-Traded MHC Institutions

CMSV Commty. Savgs, MHC of FL (48.5)      32.75     85,805         72,076       1,948     1.11   1.47   29.62    29.62      151.64

FFFL Fidelity FSB, MHC of FL (47.7)       27.87     98,855         83,038       2,244     0.83   1.12   24.62    24.53      159.84

FFSX First FS&LA, MHC of IA (46.1)        28.00     42,700         35,868         969     1.03   1.53   26.42    26.31      178.37

FSLA First SB SLA MHC of NJ (47.5)        31.00    119,660        100,514       2,717     1.17   1.62   27.23    25.78      156.02

GDVS Greater DV SB, MHC of PA (19.9)      24.50     64,239         53,961       1,458     0.68   0.87   25.13    25.13       91.18

HARS Harris SB, MHC of PA (24.3)          44.25    376,125        315,945       8,540     1.55   1.75   42.74    40.91      210.30

JXSB Jcksnville SB, MHC of IL (45.6)      22.50     15,570         13,079         354     0.64   1.07   23.71    23.71      138.22

LFED Leeds FSB, MHC of MD (36.3)          30.25     66,550         55,902       1,511     1.07   1.34   29.38    29.38       97.77

NWSB Northwest SB, MHC of PA (30.7)       25.87    419,094        352,039       9.515     0.99   1.23   23.55    23.06      104.53

PBCT Peoples Bank, MHC of CT (40.1)       29.19  1,068,354        897,417      24,256     1.79   1.43   25.63    25.62      143.60

PFSL Pocahnts Fed, MHC of AR (47.0)       28.50     24,596         20,660         558     1.73   2.27   27.42    27.42      244.71

PHSB Ppls Home SB, MHC of PA (45.0)       16.37     24,850         20,874         564     0.52   0.87   21.92    21.92       90.53

PLSK Pulaski SB, MHC of NJ (46.0)         17.50     19,565         16,435         444     0.42   0.72   18.14    18.14       93.62

PULB Pulaski SB, MHC of MO (29.8)         26.50     38,955         32,722         884     1.01   1.24   26.67    26.67      100.55

SBFL SB Fngr Lakes MHC of NY (33.1)       25.00     29,875         25,095         678     0.53   0.89   25.69    25.69      135.46

SKBO First Carnegie, MHC of PA (45.0)     16.50     20,873         17,533         474     0.45   0.56   17.83    17.83       72.85

WAYN Wayne S&L Co. MHC of OH (47.8)       24.25     28,445         23,894         646     0.64   1.03   21.09    21.09      123.72

WCFB Wbstr Cty FSB MHC of IA (45.2)       17.75     20,413         17,147         463     0.70   0.86   18.70    18.70       53.26


(1) Gross proceeds calculated as stock price multiplied by the number of shares owned by the mutual holding company (i.e., non-public shares).
(2) Net increase in capital reflects gross proceeds less offering expenses, contra-equity account for leveraged ESOP and deferred compensation account for restricted stock plan:
                  Offering expense percent   4.00
                  ESOP percent purchase      8.00
                  Recognition plan percent   4.00

(3) Net increase in earnings reflects after-tax reinvestment income (assumes ESOP and recognition plan do not generate reinvestment income), less after-tax ESOP amortization and recognition plan vesting:
                  After-tax reinvestment     3.96
                  ESOP loan term (years)       10
                  Recog. plan vesting (yrs)     5
                  Effective tx rate         34.00

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1997 by RP Financial, LC.

RP Financial, LC.
Page 4.18


discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

         Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.       Management
         ----------

         Guaranty's management team has experience and expertise in all of the key areas of the Bank's operations. Exhibit IV-5 lists Guaranty's Board of Directors and executive management with summary resumes. The Bank's operations to date indicates that Guaranty's management team, in conjunction with the Board, has developed and implemented an effective operating philosophy. Guaranty has no apparent senior management or Board vacancies and there appears to be a well-defined organizational structure.

         Similarly, the financial results of the Peer Group companies indicate that they have been effectively managed, as all of the Peer Group companies maintained capital positions in compliance with regulatory requirements, solid core earnings and favorable credit quality measures. We have therefore concluded that, in general, Guaranty is currently being operated at least as effectively as the Peer Group companies and no adjustment for this factor was necessary.


9.    Effect of Government  Regulation and Regulatory  Reform
      -------------------------------------------------------

         The Bank and the Peer Group members were similarly impacted by the 1996 recapitalization of the SAIF insurance fund, and their deposits will be assessed at the same rate going forward. As a fully-converted SAIF-insured institution, Guaranty will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank's pro forma regulatory capital ratios. On balance, RP Financial concluded that no adjustment to the Bank's value was warranted for this factor.

Summary of Adjustments
----------------------

         Overall, we believe the Bank's pro forma market value should take into account the valuation adjustments relative to the Peer Group:

RP Financial, LC.
Page 4.19

         Key Valuation Parameters:                                                 Valuation Adjustment
         -------------------------                                                 --------------------
         Financial Condition                                                       Moderate Downward
         Profitability, Growth and Viability of Earnings                           Slight Downward
         Asset Growth                                                              No Adjustment
         Primary Market Area                                                       Slight Upward
         Dividends                                                                 No Adjustment
         Liquidity of the Shares                                                   No Adjustment
         Marketing of the Issue                                                    No Adjustment
         Management                                                                No Adjustment
         Effect of Government Regulations and Regulatory Reform                    No Adjustment

Valuation Approaches
--------------------

         In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Guaranty's to-be-issued stock -- the price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the conversion proceeds from selling the MHCs interest to the public. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Guaranty's prospectus for offering expenses, and the effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). We have utilized the reinvestment rate set forth in the prospectus, the arithmetic average of the Bank's yield on interest earning assets and cost of deposits for the fiscal year ended June 30, 1997. With regard to the employee stock ownership plan and stock reward plans, we have performed the valuation assuming the ESOP purchases an amount equal to
8.0 percent of the offering (10 year amortization) and the RSP acquires 4.0 percent of the offering. In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and the recent conversions. In addition to the three valuation methodologies specified by the OTS, RP Financial also considered the recent prices for trades of the Bank's stock.

     RP Financial's valuation placed emphasis on the following:


     o P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Since the Bank and the Peer Group reported pro forma core profitability, the P/E approach was heavily considered in this valuation. In applying this approach, we took into account primarily estimated core earnings.

     o P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of savings institution stocks, with the greater determinant of long term value being earnings. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"). RP Financial considered the P/TB approach to be a reliable indicator of value given current market conditions, particularly the market for new conversions, which often exhibit a willingness to pay premium P/E multiples in the expectation that such institutions will implement leveraging strategies to promote earnings growth. At the

RP Financial, LC.
Page 4.20


          same time, with lower ROE ratios, new conversions are typically discounted on a book value basis relative to the market at least until there is partial realization of leveraging strategies.

          o P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors do not place exclusive weight simply on the size of total assets as a determinant of market value. Furthermore, this approach does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. Investors place significantly greater weight on book value and earnings -- which have received greater weight in our valuation analysis. At the same time, the P/A ratio is an indicator of franchise value and, in the case of a highly capitalized institution, a high P/A ratio limits the investment community's willingness to pay average market multiples for earnings and book value when ROE is low.

          o Trading of GFED Stock. Converting institutions generally do not have stock outstanding. Guaranty, however, has public shares outstanding due to the mutual holding company form of ownership. Because GFED stock is currently traded in the markets, it is an indicator of investor interest in the Bank's conversion stock and therefore received some weight in our valuation. Based on the September 5, 1997 stock price of $19.12 per share and the 3,125,000 shares of Bank stock issued and outstanding, the implied value of $59.75 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares and since pro forma information has not been publicly disseminated to date, the current trading price of GFED stock was somewhat discounted herein but will become more important towards the closing of the offering.

         The current minority ownership percentage is 31.12 percent. However, pursuant to federal policy as established subsequent to February 1, 1995, the minority ownership interest is required to be adjusted pursuant to a two-step process to reflect both waived dividends and assets held by the MHC. Based upon estimated assets of $1.9 million at the MHC (inclusive of dividends to be paid to the MHC prior to completion of the second step conversion), and our estimated pro forma fully converted value of $47.0 million, the resulting pro forma ownership interest of the minority stockholders would be approximately 29.85 percent, based on this formula (see Exhibit IV-9). Our calculations for the exchange ratio and the size of the offering were based upon this figure.

         The Bank intends to adopt Statement of Position ("SOP" 93-6), which will cause earnings per share computations to be based on shares issued and outstanding excluding shares owned by an ESOP where there is not a commitment to release such shares. For the purpose of preparing the pro forma pricing tables and exhibits, we have reflected all shares issued in the offering including shares purchased by the ESOP as outstanding to capture the full dilutive impact of such stock to the Bank's shareholders. However, we have considered the impact of adoption of SOP 93-6 on the Bank in the determination of the Bank's pro forma value.

RP Financial, LC.
Page 4.21


         Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, and placing the greatest weight on the P/TB and P/E approaches, followed by the P/A approach, RP Financial concluded that the pro forma market value of the Bank's conversion stock is $47,043,645 at the midpoint at this time.


         1. Price-to-Tangible Book ("P/TB"). The application of the P/TB valuation method requires calculating the Bank's pro forma market value by applying a valuation P/TB ratio to Guaranty's pro forma tangible book value. The pre-conversion book value for Guaranty of $27,490,000 was equal to the Bank's reported capital as of June 30, 1997, plus the mutual holding company assets which will be consolidated with the Holding Company as a result of the conversion. Based on the $47,043,645 midpoint valuation, Guaranty's pro forma P/TB ratio was 82.46 percent. In comparison to the average P/TB ratio for the Peer Group of 112.89 percent, Guaranty's valuation reflected a discount of 26.96 percent. RP Financial considered a discount under the P/TB approach to be reasonable in light of the valuation adjustments discussed previously. Given the historically high P/TB pricing for thrifts in today's market, a valuation discount under the P/TB approach could only be expected and is consistent with the aftermarket trading of new conversion issues.

         Given the emphasis on limiting near term aftermarket trading in the revised appraisal guidelines, RP Financial also considered the pro forma P/TB ratios of recent conversions in its valuation analysis. It is these companies that provide a proxy for aftermarket trading for new thrift issues. At the midpoint value of $47,043,645, Guaranty's pro forma P/TB ratio of 82.46 percent represented a discount of 29.7 percent from the 117.29 percent average P/TB ratio of the recently converted thrifts (see Table 4.3). At the super maximum of the valuation range, Guaranty's pro forma P/B ratio of 93.68 percent is discounted by approximately 20.1 percent from the new conversions.


         2. Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple times the pro forma earnings base. Ideally, the pro forma earnings base is composed principally of the Bank's recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of net conversion proceeds. Guaranty reported net income of $1,162,000 for fiscal 1997, which included net non-operating items such as the SAIF assessment fee, and other various gains on the sale of interest earning assets. As shown below, the Bank's core earnings were calculated to equal the following (Note: the adjustments applied to the Peer Group's earnings in the calculation of core earnings are shown in Exhibit IV-10, including the SAIF assessment):

RP Financial, LC.
Page 4.22

                                                                    Amount
                                                                    ------
                                                                    ($000)

                  Pre-Tax Net Operating Income                     $1,826
                  Plus: Non-Operating Expense                         853
                  Less: Tax Adjustment(1)                            (991)
                                                                     ----

                  Adjusted (Core) Income After Tax                 $1,688

                  (1) Tax rate equal to 37%.

         Based on Guaranty's trailing twelve month core earnings, and incorporating the impact of the pro forma assumptions previously discussed, the Bank's pro forma core P/E multiple at the $47,043,645 midpoint value equaled
18.61 times. Comparatively, the Peer Group posted an average core P/E multiple of 19.91 times, which indicates a discount of 6.53 percent in the Bank's pro forma earnings multiple. In reaching the valuation conclusion, we also evaluated the Bank's price/earnings multiple on the basis of projected earnings as reflected in the business plan.


         3. Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, Guaranty's value equaled 20.54 percent of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 19.67 percent, which implies a 4.42 percent premium being applied to the Bank's pro forma P/A ratio.

Valuation Conclusion
--------------------

         Based on the foregoing, it is our opinion that, as of September 5, 1997, the aggregate pro forma market value of the Bank, inclusive of the sale of the MHCs ownership interest in the Subscription and Community Offerings was $47,043,645 at the midpoint. Based on this valuation and the approximate 70.15 percent ownership interest being sold in the Subscription and Community Offerings, the midpoint value of the Holding Company's stock offering was $33,000,000 (i.e. 0.7015 x $47,043,645), equal to 3,300,000 shares offered at
$10.00 per share. Pursuant to the conversion guidelines, the 15 percent offering range includes a minimum of $28,050,000 and a maximum of $37,950,000. Based on the $10.00 per share offering price, this valuation range equates to an offering of 2,805,000 shares at the minimum to 3,795,000 shares at the maximum. The Holding Company's offering also includes a provision for a super maximum, which would result in an offering size of $43,642,500, equal to 4,364,250 shares at the $10.00 per share offering price. The comparative pro forma

RP Financial, LC.
Page 4.23


valuation ratios relative to the Peer Group are shown in Table 4.7, and the key valuation assumptions are detailed in Exhibit IV-7. The pro forma calculations for the range are detailed in Exhibit IV-8.

 Establishment of Exchange Ratio
 -------------------------------

         OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange their shares of the Bank's common stock for common stock of the Company. The Board of Directors of the Mutual Holding Company has independently established a formula to determine the exchange ratio. The formula has been designed to preserve the current aggregate percentage ownership in the Bank represented by the Public Shares, which is an approximate 29.85 percent ownership interest (the original minority ownership percentage is adjusted for assets held at the Holding Company level). Pursuant to the formula, the Exchange Ratio will be determined at the end of the Holding Company's stock offering based on the total number of shares sold in the Subscription and Community offerings. Based upon this formula, and the valuation conclusion and offering range concluded above, the Exchange Ratio would be
1.2276 shares, 1.4443 shares, 1.6609 shares and 1.9101 shares of Holding Company stock issued for each Public Share, at the minimum, midpoint, maximum and supermaximum of the offering, respectively.

         The Exchange Ratio formula and share exchange procedures were determined independently by the Board of Directors. RP Financial expresses no opinion on the proposed exchange of the Holding Company shares for the Public Shares or on the proposed Exchange Ratio.

                                    Table 4.6
                          Guaranty Federal Savings Bank
                         Calculation of Exchange Ratios


                                           Shares          Price/       Exchange             Implied
                                          Offered          Share        Shares(1)         Exch. Ratio(2)
                                          -------          -----        ---------         --------------
                                                                                             ($000)

         Minimum                         2,805,000         $10.00       1,193,709            1.2276
         Midpoint                        3,300,000          10.00       1,404,364            1.4443
         Maximum                         3,795,000          10.00       1,615,019            1.6609
         Super Maximum                   4,364,250          10.00       1,857,272            1.9101


          (1) Calculated to preserve the Public Shares percentage ownership in the Holding Company at approximately 29.85 percent.
          (2) Calculated as pro forma exchange shares divided by 972,365 existing Public Shares outstanding.

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                    Table 4.7
                              Public Market Pricing
               Guaranty FSB of Springfield MO and the Comparables
                             As of September 5, 1997

                                                      Per Share Data
                                         Market      ---------------
                                     Capitalization   Core    Book               Pricing Ratios(3)                 Dividends(4)
                                     ---------------                 --------------------------------------  -----------------------

                                     Price/   Market  12-Mth  Value/                                         Amount/         Payout
                                    Share(1)   Value  EPS(2)  Share     P/E     P/B    P/A    P/TB   P/CORE  Share    Yield Ratio(5)
                                    --------   -----  ------  -----     ---     ---    ---    ----   ------  -----    --------------
                                        ($)   ($Mil)    ($)     ($)     (X)     (%)     (%)     (%)     (X)     ($)     (%)     (%)

     Guaranty FSB of Springfield MO
     ------------------------------
      Superrange                      10.00    62.22   0.37   10.68   27,22   93.68   26.10   93.68   22.13    0.30    3.00   81.7%
      Range Maximum                   10.00    54.10   0.39   11.35   25.35   88.10   23.18   88.10   20.34    0.30    3.00   76.1%
      Range Midpoint                  10.00    47,04   0.43   12.13   23.49   82.46   20.54   82.46   18.61    0.30    3.00   70.5%
      Range Minimum                   10.00    39.99   0.47   13.18   21.38   75.89   17.80   75.89   16.69    0.30    3.00   64.1%

     SAIF-Insured Thrifts(7)
     -----------------------
      Averages                        22.42   156.65   1.15   15.71   21.17  141.84   17.73  146.01   18.61    0.37    1.71   29.68
      Medians                           ---     ---     ---     ---   20.96  135.79   15.79  136.99   18.08     ---     ---     ---


     All Non-MHC State of MO(7)
     --------------------------
      Averages                        21.35    46.30   1.13   16.65   21.79  129.69   20.65  133.31   19.02    0.39    1.94   36.22
      Medians                           ---     ---     ---     ---   22.76  113.27   19.50  113.27   18.54     ---     ---     ---


     Comparable Group Averages
     -------------------------
      Averages                        18.71    25.20   0.95   16.71   23.37  112.88   19.67  112.89   19.91    0.35    1.93   38.89
      Medians                           ---     ---     ---     ---   23.18  110.79   19.31  110.79   18.54     ---     ---     ---


     State of MO
     -----------
     CBES  CBES Bancorp of MO         17.75    18.19   0.86   17.08   25.72  103.92   19.11  103.92   20.64    0.40    2.25   46.51
     CNSB  CNS Bancorp of MO          17.00    28.10   0.46   14.84     NM   114.56   28.57  114.56     NM     0.24    1.41   52.17
     CMRN  Cameron Fin. Corp.
             of MO                    17.75    46.63   0.97   17.18   22.76  103.32   22.41  103.32   18.30    0.28    1.58   28.87
     CAPS  Capital Savings Bancorp
             of MO                    15.75    29.80   1.15   11.28   19.21  139.63   12.29  139.63   13.70    0.24    1.52   20.87
     FBSI  First Bancshares of MO     23.75    26.03   1.56   20.26   18.41  117.23   15.87  117.40   15.22    0.20    0.84   12.82
     FTNB  Fulton Bancorp of MO       21.00    36.10   0.58   14.47     NM   145.13   36.29  145.13     NM     0.20    0.95   34.48
     GSBC  Great Southern Bancorp
             of MO                    17.37   140.78   1.30    7.45   15.10  233.15   19.89  233.15   13.36    0.40    2.30   30.77
     HFSA  Hardin Bancorp of
             Hardin MO                16.50    14.17   0.89   15.69   28.45  105.16   13.12  105.16   18.54    0.48    2.91   53.93
     JSBA  Jefferson Svgs Bancorp
             of MO                    34.75   173.92   1.63   21.24     NM   163.61   13.41  214.77   21.32    0.40    1.15   24.54
     JOAC  Joachim Bancorp of MO      14.62    10.56   0.38   13.63     NM   107.26   30.21  107.26     NM     0.50    3.42     NM
     LXMO  Lexington B&L Fin. Corp.
             of MO                    16.00    18.21   0.71   14.74   29.09  108.55   30.74  108.55   22.54    0.30    1.88   42.25
     MBLF  MBLA Financial Corp.
             of MO                    23.25    30.18   1.42   21.98   20.95  105.78   12.85  105.78   16.37    0.40    1.72   28.17
     NSLB  NS&L Bancorp of
             Neosho MO                18.75    13.26   0.64   16.52     NM   113.50   22.20  113.50   29.30    0.50    2.67     NM
     NASB  North American SB of MO    49.00   109.22   3.86   25.37   11.95  193.14   14.83  199.84   12.69    0.80    1.63   20.73
     PCBC  Perry Co. Fin. Corp.
             of MO                    21.25    17.60   1.04   18.80   23.61  113.03   21.69  113.03   20.43    0.40    1.88   38.46
     SMFC  Sho-Me Fin. Corp.
             of MO(7)                 39.37    59.02   2.35   19.81   18.93  198.74   17.95  198.74   16.75    0.00    0.00    0.00
     SMBC  Southern Missouri Bncrp
             of MO                    17.12    28.04   0.69   15.85   24.46  108.01   16.93  108.01   24.81    0.50    2.92   72.46


     Comparable Group
     ----------------
     CNSB  CNS Bancorp of MO          17.00    28.10   0.46   14.84     NM   114.56   28.57  114.56     NM     0.24    1.41   52.17
     CMRN  Cameron Fin. Corp. of MO   17.75    46.63   0.97   17.18   22.76  103.32   22.41  103.32   18.30    0.28    1.58   28.87
     CAPS  Capital Savings Bancorp
             of Mo                    15.75    29.80   1.15   11.28   19.21  139.63   12.29  139.63   13.70    0.24    1.52   20.87




                                                    Financial Characteristics(6)
                                         -------------------------------------------------------
                                                                      Reported          Core       MEMO:     MEMO:
                                         Total   Equity/  NPAs/  _______________ _______________   Exchange  Conversion
                                         Assets  Assets  Assets    ROA     ROE     ROA     ROE     Ratio     Proceeds
                                         ------  ------  ------    ---     ---     ---     ---     -----     --------
                                         ($Mil)     (%)     (%)     (%)     (%)     (%)     (%)               ($000)

     Guaranty FSB of Springfield MO
     ------------------------------
      Superrange                            238   27.86    0.44    0.96    3.44    1.18    4.23    1.9101     $43.64
      Range Maximum                         233   26.31    0.44    0.91    3.48    1.14    4.33    1.6609      87.95
      Range Midpoint                        229   24.91    0.45    0.87    3.51    1.10    4.43    1.4443      33.00
      Range Minimum                         225   23.45    0.46    0.83    3.55    1.07    4.55    1.2276      28.05

     SAIF-Insured Thrifts(7)
     -----------------------
      Averages                            1,156   12.88    0.79    0.53    5.46    0.75    7.52
      Medians                               ---     ---     ---     ---     ---     ---     ---


     All Non-MHC State of MO(7)
     --------------------------
      Averages                              275   17.02    0.76    0.77    5.64    0.99    7.10
      Medians                               ---     ---     ---     ---     ---     ---     ---


     Comparable Group Averages
     -------------------------
      Averages                              142   17.63    0.45    0.74    4.37    0.96    5.70
      Medians                               ---     ---     ---     ---     ---     ---     ---


     State of MO
     -----------
     CBES  CBES Bancorp of MO                95   18.39    0.77    0.77    5.22    0.96    6.51
     CNSB  CNS Bancorp of MO                 98   24.94    0.53    0.42    1.70    0.77    3.13
     CMRN  Cameron Fin. Corp. of MO         208   21.69    0.73    1.07    4.43    1.33    5.51
     CAPS  Capital Savings Bancorp of MO    243    8.80    0.31    0.67    7.61    0.93   10.68
     FBSI  First Bancshares of MO           164   13.54    0.56    0.91    6.15    1.10    7.44
     FTNB  Fulton Bancorp of MO              99   25.01    0.81    0.74    3.81    1.05    5.39
     GSBC  Great Southern Bancorp of MO     708    8.53    1.91    1.38   14.76    1.56   16.69
     HFSA  Hardin Bancorp of Hardin MO      108   12.48    0.09    0.52    3.53    0.79    5.41
     JSBA  Jefferson Svgs Bancorp of MO   1,297    8.20    0.46    0.30    3.91    0.70    9.25
     JOAC  Joachim Bancorp of MO             35   28.17    0.20    0.47    1.59    0.77    2.62
     LXMO  Lexington B&L Fin. Corp. of MO    59   28.32    0.48    1.03    3.49    1.33    4.50
     MBLF  MBLA Financial Corp. of MO       235   12.15    0.25    0.67    5.10    0.85    6.52
     NSLB  NS&L Bancorp of Neosho MO         60   19.56    0.03    0.49    2.37    0.77    3.71
     NASB  North American SB of MO          737    7.68    3.11    1.26   17.18    1.19   16.18
     PCBC  Perry Co. Fin. Corp. of MO        81   19.19     NA     0.93    4.93    1.07    5.70
     SMFC  Sho-Me Fin. Corp. of MO(7)       329    9.03    0.14    1.04   10.44    1.17   11.79
     SMBC  Southern Missouri Bncrp of MO    166   15.67    1.10    0.71    4.42    0.70    4.35


     Comparable Group
     ----------------
     CNSB  CNS Bancorp of MO                 98   24.94    0.53    0.42    1.70    0.77    3.13
     CMRN  Cameron Fin. Corp. of MO         208   21.69    0.73    1.07    4.43    1.33    5.51
     CAPS  Capital Savings Bancorp of MO    243    8.80    0.31    0.67    7.61    0.93   10.68

RP FINANCIAL, LC.
-----------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700

                                    Table 4.7
                              Public Market Pricing
               Guaranty FSB of Springfield MO and the Comparables
                             As of September 5, 1997

                                                   Per Share Data
                                      Market      ----------------
                                  Capitalization   Core    Book               Pricing Ratios(3)                 Dividends(4)
                                  ---------------                 --------------------------------------- -------------------------

                                  Price/   Market  12-Mth  Value/                                         Amount/         Payout
                                 Share(1)   Value  EPS(2)  Share     P/E     P/B    P/A    P/TB   P/CORE  Share    Yield Ratio(5)
                                 --------   -----  ------  -----     ---     ---    ---    ----   ------  -----    ---------------
                                      ($)   ($Mil)    ($)     ($)     (X)     (%)     (%)     (%)     (X)     ($)     (%)     (%)

     FBSI  First Bancshares
             of MO                 23.75    26.03   1.56   20.26   18.41  117.23   15.87  117.40   15.22    0.20    0.84   12.82
     HFSA  Hardin Bancorp of
             Hardin MO             16.50    14.17   0.89   15.69   28.45  105.16   13.12  105.16   18.54    0.48    2.91   53.93
     LXMO  Lexington B&L
             Fin. Corp. of MO      16.00    18.21   0.71   14.74   29.09  108.55   30.74  108.55   22.54    0.30    1.88   42.25
     MBLF  MBLA Financial
             Corp. of MO           23.25    30.18   1.42   21.98   20.95  105.78   12.85  105.78   16.37    0.40    1.72   28.17
     NSLB  NS&L Bancorp of
             Neosho MO             18.75    13.26   0.64   16.52     NM   113.50   22.20  113.50   29.30    0.50    2.67     NM
     PCBC  Perry Co. Fin.
             Corp. of MO           21.25    17.60   1.04   18.80   23.61  113.03   21.69  113.03   20.43    0.40    1.88   38.46
     SMBC  Southern Missouri
             Bncrp of MO           17.12    28.04   0.69   15.85   24.46  108.01   16.93  108.01   24.81    0.50    2.92   72.46



                                             Financial Characteristics(6)
                                 --------------------------------------------------------
                                                              Reported          Core
                                  Total   Equity/  NPAs/  _______________ _______________
                                  Assets  Assets  Assets    ROA     ROE     ROA     ROE
                                 -------  ------  ------    ---     ---     ---     ---
                                   ($Mil)     (%)     (%)     (%)     (%)     (%)     (%)

     FBSI  First Bancshares
             of MO                   164   13.54    0.56    0.91    6.15    1.10    7.44
     HFSA  Hardin Bancorp of
             Hardin MO               108   12.48    0.09    0.52    3.53    0.79    5.41
     LXMO  Lexington B&L
             Fin. Corp. of MO         59   28.32    0.48    1.03    3.49    1.33    4.50
     MBLF  MBLA Financial
             Corp. of MO             235   12.15    0.25    0.67    5.10    0.85    6.52
     NSLB  NS&L Bancorp of
             Neosho MO                60   19.56    0.03    0.49    2.37    0.77    3.71
     PCBC  Perry Co. Fin.
             Corp. of MO              81   19.19     NA     0.93    4.93    1.07    5.70
     SMBC  Southern Missouri
             Bncrp of MO             166   15.67    1.10    0.71    4.42    0.70    4.35


(1)  Average of high/low or bid/ask price per share.
(2) EPS (core basis) is based on actual trailing twelve month data, adjusted to omit the impact of non-operating items (including the SAIF assessment) on a tax effected basis, and is shown on a pro forma basis where appropriate.
(3) P/E = Price to Earnings; P/B = Price to Book; P/A = Price to Assets; P/TB = Price to Tangible Book; and P/CORE = Price to Core Earnings.
(4)  Indicated twelve month dividend, based on last quarterly dividend declared.
(5) Indicated twelve month dividend as a percent of trailing twelve month estimated core earnings.
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month common earnings and average common equity and total assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

     Copyright (c) 1997 by RP Financial, LC.